                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-81772


PROSPECTUS SUPPLEMENT
(To the prospectus dated February 7, 2002)
--------------------------------------------------------------------------------

UP TO 8,329,679 COMMON UNITS

(GULFTERRA ENERGY PARTNERS, L.P. LOGO)

GULFTERRA ENERGY PARTNERS, L.P.
REPRESENTING LIMITED PARTNER INTERESTS

--------------------------------------------------------------------------------

This prospectus supplement supplements the base prospectus dated February 7, 2002, which base prospectus was filed under our former name, El Paso Energy Partners, L.P.

This prospectus supplement, together with the accompanying base prospectus, relates to the issuance and sale of up to 8,329,679 of our common units representing limited partnership interests in us from time to time in connection with the conversion of our Series F convertible units.

Our common units are traded on the New York Stock Exchange under the symbol "GTM" (formerly under the symbol "EPN"). The last reported sale price of our common units on the New York Stock Exchange on August 25, 2003 was $39.35 per common unit.

We sold the Series F convertible units, which convert into our common units based on a floating conversion price, to a single investor on May 16, 2003. In connection with such sale and issuance, we engaged Raymond James & Associates, Inc. as placement agent. We have agreed to pay the placement agent a fee of three percent of the gross consideration that we receive in connection with the conversion of the Series F convertible units.

BEFORE TENDERING ANY SERIES F CONVERTIBLE UNITS FOR CONVERSION, YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR COMMON UNITS IN "RISK FACTORS" BEGINNING ON PAGE 1 OF THE ACCOMPANYING BASE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING BASE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Delivery of the common units covered by this prospectus supplement will be made directly to the purchaser from time to time upon conversion of the Series F convertible units.


           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 26, 2003.

You should rely on the information contained in this prospectus supplement, the accompanying base prospectus and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of the common units covered by this prospectus supplement in any jurisdiction where the offer or delivery upon conversion of the common units covered by this prospectus supplement is not permitted. You should not assume that the information provided by this prospectus supplement or the accompanying base prospectus, as well as the information we have previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than the date on the front of the respective document. For purposes of this prospectus supplement and the accompanying base prospectus, when we refer to "us," "we," "our," or the "Partnership" we are describing ourselves, GulfTerra Energy Partners, L.P. together with our subsidiaries.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

PROSPECTUS SUPPLEMENT
GulfTerra Energy Partners, L.P..........................S-1
The Offering............................................S-2
Risk Factors............................................S-3
Use of Proceeds.........................................S-3
Additional Tax Considerations...........................S-3
Plan of Distribution....................................S-6
Legal Matters...........................................S-7
Experts.................................................S-7
Where You Can Find More Information.....................S-8
Forward-Looking Statements..............................S-9


BASE PROSPECTUS
El Paso Energy Partners, L.P............................ii
About this Prospectus...................................ii
Forward-Looking Statements and Other Information........iii
Where You Can Find More Information.....................iii
Incorporation of Documents by Reference.................iv
Risk Factors............................................1
  Risks Related to Our Business.........................1
  Risks Inherent in an Investment in Our Securities.....8
  Conflicts of Interest Risks...........................12
  Risks Related to Our Legal Structure..................16
  Tax Risks.............................................17
Ratio of Earnings to Fixed Charges......................19
Use of Proceeds.........................................20
Description of Debt Securities..........................20
Description of Limited Partner Interests................26
Certain Other Partnership Agreement Provisions..........33
Income Tax Considerations...............................38
Investment by Employee Benefit Plans....................53
Plan of Distribution....................................55
Legal Matters...........................................56
Experts.................................................56

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of common units. The second part is the base prospectus, which gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined. If information varies between the prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

You should read carefully the entire prospectus supplement, the accompanying base prospectus and the other documents incorporated by reference to understand fully the terms of the common units, as well as the tax and other considerations that are important in making your investment decision.

                         GulfTerra Energy Partners, L.P.

Formed in 1993, GulfTerra Energy Partners, L.P. (NYSE: GTM) is one of the largest publicly-traded master limited partnerships, or MLPs, in terms of market capitalization. Since El Paso Corporation's initial acquisition of an interest in us in 1998, we have diversified our asset base, stabilized our cash flow and decreased our financial leverage as a percentage of total capital. We have accomplished this through a series of acquisitions and development projects, as well as many public offerings of our common units. We manage a balanced, diversified portfolio of interests and assets relating to the midstream energy sector, which involves gathering, transporting, separating, handling, processing, fractionating and storing natural gas, oil and natural gas liquids, or NGL. This portfolio, which we consider to be balanced due to its diversity of geographic locations, business segments, customers and product lines, includes:

     o offshore oil and natural gas pipelines, platforms, processing facilities and other energy infrastructure in the Gulf of Mexico, primarily offshore Louisiana and Texas;

     o onshore natural gas pipelines and processing facilities in Alabama, Colorado, Louisiana, Mississippi, New Mexico and Texas;

     o   onshore NGL pipelines and fractionation facilities in Texas; and

     o onshore natural gas and NGL storage facilities in Louisiana, Mississippi and Texas.

We are one of the largest natural gas gatherers, based on miles of pipeline, in the prolific natural gas supply regions offshore in the Gulf of Mexico and onshore in Texas and the San Juan Basin, which envelops a significant portion of the four contiguous corners of Arizona, Colorado, New Mexico and Utah. These regions, especially the deeper water regions of the Gulf of Mexico, one of the United States' fastest growing oil and natural gas producing regions, offer us significant infrastructure growth potential through the acquisition and construction of pipelines, platforms, processing and storage facilities and other infrastructure. In 2002, the Gulf of Mexico accounted for approximately 25 percent of all natural gas production in the United States and the supply regions accessed by our pipelines in Texas and the San Juan Basin accounted for approximately 33 percent.

OFFICES

Our principal executive offices are located at 4 Greenway Plaza, Houston, TX 77046, and the phone number at this address is (832) 676-4853.

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                                                                             S-1

--------------------------------------------------------------------------------
The Offering

Common units offered.................. Up to 8,329,679 common units, depending on the conversion price then in effect
                                       for our Series F convertible units and
                                       assuming all Series F convertible units
                                       are exercised in full and not on a
                                       cashless, or netted, basis.


Common units to be outstanding
after this offering................... Up to 58,725,628 common units, which excludes 10,937,500 common units that
                                       could be issued in exchange for
                                       10,937,500 Series C units(1).

Common unit distributions............. Cash distributions are made on our common units on a quarterly basis. As of the
                                       date of this prospectus supplement, our
                                       quarterly distribution rate was $0.70 per common unit, or $2.80 per common unit on an annualized basis, based on the last quarterly distribution paid by us. Cash distributions on our common units are generally paid before the end of the second month following March 31, June 30, September 30 and December 31.

New York Stock Exchange
symbol for the common units........... "GTM"

Use of proceeds....................... The gross proceeds that we will receive from the conversion of our Series F
                                       convertible units will depend upon:

                                          o  the number of Series F convertible
                                             units actually converted, and

                                          o  the number of Series F convertible
                                             units converted on a cashless, or
                                             netted, basis.

                                       If all of the Series F convertible units are converted in full and not on a cashless, or netted, basis, we will receive net cash proceeds from this offering (after payment of offering expenses) of approximately $116.1 million. If we receive any proceeds from the conversion of Series F convertible units, we will use all such proceeds for general partnership purposes.

                                       In addition, assuming all Series F
                                       convertible units are converted in full
                                       and not on a cashless, or netted, basis, we will receive a contribution of approximately $1.2 million, which may be in the form of cash or Series B preference units, from our general partner to maintain its one percent general partner interest.


Risk factors.......................... An investment in our common units involves risk. See "Risk Factors"
                                       beginning on page 1 of the accompanying
                                       base prospectus for a more detailed
                                       discussion of additional factors that you should consider before converting any Series F convertible units for our common units.

----------
(1) The Series C units are held by subsidiaries of El Paso Corporation and are similar to our common units, except that our Series C units are non-voting. El Paso Corporation (or its subsidiaries, as applicable) has the right to cause us to propose a vote of our common unitholders as to whether the Series C units should be converted into common units. If our common unitholders approve the conversion, then each Series C unit will convert into a common unit. If our common unitholders do not approve the conversion within 120 days after the vote is requested, then the distribution rate for each Series C unit will increase to 105 percent of the common unit distribution rate in effect from time to time. Thereafter, the distribution rate on each Series C unit can increase on April 30, 2004 to 110 percent of the common units distribution rate in effect from time to time and on April 30, 2005 to 115 percent of the common unit distribution rate in effect from time to time.

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                                                                             S-2

--------------------------------------------------------------------------------
Risk Factors

You should carefully consider the discussion of risks set forth under the caption "Risk Factors" beginning on page 1 of the accompanying base prospectus as well as the section entitled "Risk Factors and Cautionary Statement" included in our Annual Report on Form 10-K for the year ended December 31, 2002, and the other documents incorporated by reference, prior to investing in our common units.

Use of Proceeds

The gross proceeds that we will receive from the conversion of our Series F convertible units will depend upon:

     o   the number of Series F convertible units actually converted, and

     o the number of Series F convertible units converted on a cashless, or netted, basis.

If all of the Series F convertible units are converted in full and not on a cashless, or netted, basis, we will receive net cash proceeds from this offering (after payment of offering expenses) of approximately $116.1 million. If we receive any proceeds from the conversion of Series F convertible units, we will use all such proceeds for general partnership purposes.

In addition, assuming all Series F convertible units are converted in full and not on a cashless, or netted, basis, we will receive a contribution of approximately $1.2 million, which may be in the form of cash or Series B preference units, from our general partner to maintain its one percent general partner interest.

Additional Tax Considerations

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units, please read "Income Tax Considerations" beginning on page 38 of the accompanying base prospectus. You are urged to consult your own tax advisor about the federal, state and local tax consequences peculiar to your circumstances.

We estimate that if you purchase a common unit in this offering and hold the unit through the record date for the distribution with respect to the final calendar quarter of 2004 (assuming quarterly distributions on the common units with respect to that period are equal to the current announced quarterly distribution rate of $0.70 per common unit), you will be allocated an amount of federal taxable income for that period that is 20 percent or less than the amount of cash distributed to you with respect to that period excluding any potential income that might be realized upon the purchase of the common units.

This estimate is based upon many assumptions regarding our business and operations, including assumptions as to tariffs, capital expenditures, cash flows and anticipated cash distributions. This estimate and the underlying assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control and to tax reporting positions that we have adopted. The Internal Revenue Service could disagree with our tax reporting positions, including estimates of the relative fair market values of our assets and the validity of certain allocations. Accordingly, we cannot assure you that the estimate will be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units.

Ownership of common units by tax-exempt entities, regulated investment companies and foreign investors raises issues unique to such persons. Please read "Income Tax Considerations -- Tax Exempt Organizations and Certain Other Investors" beginning on page 50 of the accompanying base prospectus.

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                                                                             S-3

ADDITIONAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

In addition, below is a summary of recent federal income tax developments that may be relevant to you.

To the extent set forth below and under "Income Tax Considerations -- Legal Opinions and Advice" in the accompanying base prospectus, this section represents the opinion of Akin Gump Strauss Hauer & Feld LLP insofar as it relates to matters of law and legal conclusions. The opinion with respect to this section is subject to the same assumptions and limitations as the opinion of Akin Gump Strauss Hauer & Feld LLP described under "Income Tax Considerations" in the accompanying base prospectus.

Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment attributable to property subject to cost recovery deductions under Section 168 to be recovered over the remaining cost recovery period for the Section 704(c) built-in gain in such property. Treasury Regulations under Section 197 similarly require a portion of the
Section 743(b) adjustment attributable to amortizable Section 197 intangibles to be amortized over the remaining amortization period for the Section 704(c) built-in gain. These Regulations apply only to partnerships that have adopted the remedial allocation method with respect to an item of partnership property, which we may adopt with respect to certain assets. If a different method is adopted, the Section 743(b) adjustment attributable to property subject to cost recovery deductions under Section 168 or amortization under Section 197 must be taken into account as if it were newly-purchased property placed in service when the transfer giving rise to the Section 743(b) adjustment occurs. Regardless of the method adopted, Treasury Regulation Section 1.167(c)-1(a)(6) requires the portion of a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code to be depreciated using either the straight-line method or the 150 percent declining balance method.

Under our partnership agreement, we are authorized to take positions to preserve the uniformity of common units even if that position is not consistent with specified Treasury Regulations. Although our counsel is unable to opine as to the validity of this approach because there is no clear authority on this issue, we depreciate and amortize the Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life that will preserve the uniformity of common units. This method for amortizing and depreciating the Section 743(b) adjustment may be inconsistent with the Treasury Regulations. If the IRS successfully challenged our method for depreciating or amortizing the Section 743(b) adjustment, the uniformity of common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted basis for all those interests. Upon a sale or disposition of less than all of those interests, a portion of that basis must be allocated to the interests sold based upon relative fair market values. However, the IRS finalized Treasury Regulations under Section 1223 of the Code that would allow a selling limited partner who can identify the common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a limited partner will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific common units sold for purposes of determining the holding period of common units transferred. A limited partner electing to use the actual holding period of common units transferred must use that identification method for all subsequent sales or exchanges of common units. A limited partner considering the purchase of additional common units or a sale of common units purchased in separate transactions should consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

The final Treasury Regulations under Section 1(h) of the Internal Revenue Code generally provide that a portion of the capital gain that a limited partner realizes upon the sale or exchange of a common unit may be subject to a maximum tax rate of 25 percent (instead of 15 percent) to the extent attributable to prior depreciation claimed on real property. This depreciation is referred to as "unrecaptured Section 1250 gain."

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                                                                             S-4

ADDITIONAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

In addition, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If certain states were to impose a tax upon us as an entity, the cash available for distribution to you would be reduced. The partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution and the target distribution levels will be decreased to reflect that impact on us.

CONVERSION OF SERIES F CONVERTIBLE UNITS

Pursuant to the terms of our partnership agreement, common units acquired upon conversion of all or a portion of a Series F convertible unit will have a capital account equal to the capital account of a previously outstanding common unit immediately after such conversion. On January 22, 2003, the IRS and Treasury proposed regulations (referred to as the Proposed Regulations) that address the tax treatment of non-compensatory options to acquire partnership interests, which includes instruments like the Series F convertible units. The Proposed Regulations would, if made final in their current form, apply only to non-compensatory options issued on or after the date the final Treasury Regulations are published in the Federal Register and therefore would not apply to the Series F convertible units.

Under current law, you will recognize income upon the conversion of all or a portion of a Series F convertible unit to the extent that the sum of the aggregate capital accounts of the common units you receive exceeds the sum of the amount you contributed upon conversion plus the allocable portion of the amount originally contributed to acquire the converted portion of such Series F convertible unit. Although current law on the issue is unclear, you may also recognize income to the extent the issue price of any debt securities you contribute upon conversion exceeds your tax basis in those debt securities.

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                                                                             S-5

--------------------------------------------------------------------------------
Plan of Distribution

Pursuant to a placement agency agreement, we engaged Raymond James & Associates, Inc. as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase our common units and Series F convertible units in the May 16, 2003 offering of our common units and Series F convertible units. Raymond James has no obligations to solicit conversions of the Series F convertible units into our common units.

Raymond James' compensation for acting as placement agent for the May 16, 2003 offering consisted of a placement agency fee of $1.2 million and reimbursement of expenses described below. In addition, we agreed to pay Raymond James a commission upon the conversion of the Series F convertible units. The following table sets forth the placement agent fee payable in connection with the conversion of Series F convertible units, which will equal three percent of the gross proceeds (in the form of cash, our indebtedness or some combination of the two) that we receive upon conversion of the Series F convertible units:

                                             PER SERIES F1           PER SERIES F2
                                          CONVERTIBLE UNIT(1)     CONVERTIBLE UNIT(2)       TOTAL(3)
                                          -------------------     -------------------      ----------
Placement agency fees:                          $30,000                 $15,000            $3,600,000

---------------------
(1) Assumes that a Series F1 convertible unit is converted in full for gross proceeds of $1.0 million.
(2) Assumes that a Series F2 convertible unit is converted in full for gross proceeds of $500,000.
(3) Assumes that all Series F convertible units are converted in full for gross proceeds of $120.0 million.

If, however, none of the outstanding Series F convertible units are converted, we will not be required to pay the placement agent any additional fees. In addition, we also have agreed to reimburse Raymond James $15,000 of reasonable expenses incurred by it in connection with the May 16, 2003 offering plus additional expenses that we approve in advance.

We have agreed to indemnify Raymond James and its stockholders, directors, officers, employees, agent, affiliates and controlling persons from and against, and to make contributions for payments made by such person with respect to, certain liabilities, including liabilities arising under the Securities Act of 1933. Raymond James may be deemed an "underwriter" within this meaning of the Securities Act.

The expenses directly related to this offering, excluding the placement agency fee, are estimated to be approximately $300,000 and will be paid by us. Expenses of this offering, exclusive of the placement agency fee, include our legal and accounting fees, printing expenses, transfer fees and miscellaneous fees.

We sold the Series F convertible units to a single investor that is a large institutional accredited investor. In connection with the May 16, 2003 offering, the investor executed a unitholder agreement on such date pursuant to which, among other things, the investor represented and warranted matters to us and agreed not to engage in "short sales" (as such term is defined by Rule 3b-3 promulgated under the Securities Exchange Act of 1934, as amended).

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                                                                             S-6

--------------------------------------------------------------------------------
Legal Matters

The validity of the common units being offered and certain tax matters relating to those units will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Houston, Texas.

Experts

The financial statements included in the Annual Report on Form 10-K of GulfTerra Energy Partners, L.P. (formerly El Paso Energy Partners, L.P.) for the year ended December 31, 2002 and the financial statements included in the Current Report on Form 8-K dated April 8, 2003 of GulfTerra Energy Partners, L.P., all incorporated by reference in this prospectus supplement and the accompanying base prospectus, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consent of Arthur Andersen LLP to the inclusion of its report regarding the financial statements of Poseidon Oil Pipeline Company, L.L.C. with respect to periods prior to 2001, incorporated in this prospectus supplement and the accompanying base prospectus by reference to GulfTerra Energy Partners' Annual Report on Form 10-K for the year ended December 31, 2000, is omitted pursuant to the Securities Act Rule 437a. We attempted to obtain the appropriate consent from Arthur Andersen LLP, but the personnel responsible for the audit of Poseidon's financial statements are no longer employed by Arthur Andersen LLP. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus supplement and the accompanying base prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein. We have not obtained a consent from Arthur Andersen LLP with respect to such financial statements.

Information derived from the report of Netherland, Sewell & Associates, Inc., independent petroleum engineers, with respect to GulfTerra Energy Partners' estimated oil and natural gas reserves incorporated in this prospectus supplement and the accompanying base prospectus by reference to GulfTerra Energy Partners' Annual Report on Form 10-K for the year ended December 31, 2002, has been so incorporated in reliance on the authority of said firm as experts with respect to such matters contained in their report.

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                                                                             S-7

--------------------------------------------------------------------------------
Where You Can Find More Information

We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to incorporate by reference information we file with it. This procedure means that we can disclose important information to you by referring you to documents filed with the SEC. The information we incorporate by reference is part of this prospectus supplement and the accompanying base prospectus, and later information that we file, and which is deemed to be "filed," with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

     o   Annual Report on Form 10-K for the year ended December 31, 2002;

     o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003; and

     o Current Reports on Form 8-K dated January 2, 2003, March 19, 2003, April 7, 2003; April 8, 2003; April 10, 2003; April 11, 2003; May 1,
         2003; May 8, 2003; May 14, 2003; May 16, 2003; June 6, 2003; July 1,
         2003; July 14, 2003; August 18, 2003 and August 21, 2003.

You may request a copy of these filings at no cost by making written or telephone requests for copies to:

GulfTerra Energy Partners, L.P.
4 Greenway Plaza
Houston, Texas 77046
(832) 676-4853
Attention: Investor Relations

We also make available free of charge on our internet website at http://www.gulfterra.com our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this report.

You should rely on the information incorporated by reference or provided in this prospectus supplement and the accompanying base prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus supplement and the accompanying base prospectus is accurate as of any date other than the date on the front of each document.


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                                                                             S-8

--------------------------------------------------------------------------------
Forward-Looking Statements

This prospectus supplement and the accompanying base prospectus contain or incorporate by reference forward-looking statements within the meaning of the Securities Act of 1933 and the Securities and Exchange Act of 1934. Where any forward-looking statement includes a statement of the assumptions or bases underlying the forward-looking statement, we caution that, while we believe these assumptions or bases to be reasonable and made in good faith, assumed facts or bases almost always vary from the actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, we or our management express an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis. We cannot assure you, however, that the statement of expectation or expressions may identify forward-looking statements. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," and similar terms and phrases, including references to assumptions. These statements are contained in the sections entitled "Prospectus supplement summary" and "Risk factors" and other sections of this prospectus supplement, the accompanying base prospectus and in the documents we have incorporated by reference. These forward-looking statements involve risks and uncertainties that may cause our actual future activities and results of operations to be materially different from those suggested or described in this prospectus supplement, the accompanying base prospectus or the documents we have incorporated by reference. These risks include the risks that are identified in this prospectus supplement in the "Risk factors" section, as well as the section entitled "Risk Factors and Cautionary Statement" included in our Annual Report on Form 10-K for the year ended December 31, 2002, and the other documents incorporated by reference. These risks may also be specifically described in our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents we have filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future or otherwise. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

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                                                                             S-9

PROSPECTUS

                      [EL PASO ENERGY PARTNERS, L.P. LOGO]

                                 $1,000,000,000

                         EL PASO ENERGY PARTNERS, L.P.
                  EL PASO ENERGY PARTNERS FINANCE CORPORATION

                               CAPITAL SECURITIES
                     REPRESENTING LIMITED PARTNER INTERESTS

                                DEBT SECURITIES

                             ---------------------

     We may offer and sell from time to time up to $1,000,000,000 in any combination of one or more classes or series of any limited partnership interests we are authorized by our partnership agreement to issue and in one or more classes or series of any debt securities, including, but not limited to, common units, preference units, subordinate units, notes and any other capital, equity or debt securities in one or more separate offerings with this base prospectus. El Paso Energy Partners Finance Corporation, a wholly owned subsidiary of El Paso Energy Partners, L.P., was formed for the sole purpose of being a co-issuer of certain indebtedness, including some debt securities covered by this registration statement. We will determine the prices and terms of the sales at the time of each offering and will describe them in a supplement to this base prospectus.

     This base prospectus may only be used to offer or sell securities if it is accompanied by a prospectus supplement. The prospectus supplement will contain important information about us and the securities then being offered which information is not included in this base prospectus. You should read this base prospectus and the applicable prospectus supplement carefully.

     We may sell these securities to underwriters or dealers, or we may sell them directly to other purchasers. See "Plan of Distribution." Each prospectus supplement will list any underwriters, and the compensation that they will receive, in connection with a particular offering. Each prospectus supplement will also show you the total amount of money that we will receive, after we pay certain expenses of the offering, from selling the securities so offered.

     Our existing common units are listed for trading on the New York Stock Exchange under the symbol "EPN".

     INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS.   LIMITED PARTNER
INTERESTS ARE INHERENTLY DIFFERENT FROM CAPITAL STOCK OF A CORPORATION. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is February 7, 2002
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                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
El Paso Energy Partners, L.P................................    ii
About this Prospectus.......................................    ii
Forward-Looking Statements and Other Information............   iii
Where You Can Find More Information.........................   iii
Incorporation of Documents by Reference.....................    iv
Risk Factors................................................     1
  Risks Related to Our Business.............................     1
  Risks Inherent in an Investment in Our Securities.........     8
  Conflicts of Interest Risks...............................    12
  Risks Related to Our Legal Structure......................    16
  Tax Risks.................................................    17
Ratio of Earnings to Fixed Charges..........................    19
Use of Proceeds.............................................    20
Description of Debt Securities..............................    20
Description of Limited Partner Interests....................    26
Certain Other Partnership Agreement Provisions..............    33
Income Tax Considerations...................................    38
Investment by Employee Benefit Plans........................    53
Plan of Distribution........................................    55
Legal Matters...............................................    56
Experts.....................................................    56

                             ---------------------

     The information contained in this base prospectus was obtained from us and other sources believed by us to be reliable. This base prospectus also incorporates important business and financial information about us that is not included in or delivered with this base prospectus.

     You should rely only on the information contained in this base prospectus or any applicable prospectus supplement and any information incorporated by reference in this base prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is included in or incorporated by reference in this base prospectus or any applicable prospectus supplement. Generally, unless the context requires otherwise, when we refer only to the "prospectus," we are referring to the base prospectus and the applicable prospectus supplement.

     You should not assume that the information in this base prospectus or any applicable supplement is current as of any date other than the date on the front page of this base prospectus or the date on the front page of any applicable prospectus supplement. This base prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

     We include cross references in this base prospectus to captions in these materials where you can find further related discussions. The above table of contents tells you where to find these captions.

                             ---------------------

                         EL PASO ENERGY PARTNERS, L.P.

     Formed in 1993, we are one of the largest publicly-traded limited partnerships, or MLPs, in terms of market capitalization. We currently manage a balanced, diversified portfolio of interests and assets that includes:

     - oil and natural gas pipelines, platforms, processing facilities and other energy infrastructure assets in the deeper water regions of the Gulf of Mexico, primarily offshore Louisiana and Texas;

     - natural gas storage facilities in Mississippi;

     - natural gas processing facilities in New Mexico;

     - natural gas liquids, or NGLs, transportation and fractionation facilities in south Texas;

     - intrastate natural gas pipeline assets in Alabama; and

     - oil and natural gas properties in the Gulf of Mexico.

     Our objective is to increase distributions to our unitholders and general partner and to increase the value of our limited and general partnership interests by growing and enhancing the quality of our cash flow. Our strategy to achieve this objective involves combining our position as a provider of midstream services in the deeper water regions of the Gulf of Mexico with an aggressive effort to acquire and develop diversified onshore midstream energy infrastructure assets.

     We continue to benefit from the unique corporate sponsorship we receive from El Paso Corporation, the indirect parent of our general partner. El Paso Corporation is a global energy company with operations that range from energy production and extraction to power generation, with total assets of $47 billion as of September 30, 2001 and senior unsecured credit ratings of Baa2 from Moody's and BBB from Standard & Poor's as of December 31, 2001. We are a primary vehicle for growth and development of midstream energy assets for El Paso Corporation. Since 1999, we have completed approximately $700 million of asset transfers from El Paso Corporation's portfolio of midstream assets. Through its subsidiaries, El Paso Corporation owns approximately 26%, or 10,430,834, of our common units and our 1% general partner interest. Additionally, El Paso Corporation owns, through a subsidiary, 125,392 of our Series B Preference Units, with a liquidation value of approximately $143 million at December 31, 2001.

     For purposes of this base prospectus, unless the context otherwise indicates, when we refer to "us," "we," "our," "ours," we are describing ourselves, El Paso Energy Partners, L.P., together with our subsidiaries, including El Paso Energy Partners Finance Corporation.

                             ABOUT THIS PROSPECTUS

     This base prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell the securities described in this base prospectus in one or more offerings up to a total amount of $1,000,000,000. This base prospectus provides you with a general description of us and the securities. Each time we sell securities with this base prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this base prospectus. If the description of the offering varies between the prospectus supplement and this base prospectus, you should rely on the information in the prospectus supplement. The information in this base prospectus is accurate as of February 7, 2002. You should carefully read both this base prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information" beginning on page iii.

                                        ii
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                FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

     This base prospectus and any prospectus supplement includes, or may include, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, in particular, the statements about our plans, strategies and prospects. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve such plans, intentions or expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this base prospectus and in any prospectus supplement are set forth below and elsewhere in this base prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.

     This base prospectus, any prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. The words "believe," "expect," "estimate," "could," "intend," "may," "plan," "predict," "project," "will" and "anticipate" and similar expressions identify forward-looking statements. Forward-looking statements include those that address activities, events or developments that we expect or anticipate will or may occur in the future. These include the following:

     - the amount and nature of future capital expenditures;

     - business strategy and measures to carry out strategy;

     - competitive strengths;

     - goals and plans;

     - expansion and growth of our business and operations;

     - references to intentions as to future matters; and

     - other similar matters.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this base prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

     You should rely only on the information contained in or incorporated by reference in this base prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information provided by this base prospectus is accurate as of any date other than the date on the front of this base prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and/or copy these reports and other information at offices maintained by the SEC, including:

     - the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

     - the SEC's regional offices in Chicago, Illinois and New York, New York;
       and

     - the SEC's website at http://www.sec.gov.
                                       iii
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     You may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. Further, you can inspect similar information at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, New York 10005.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this base prospectus by referring you to those documents. The information incorporated by reference is an important part of this base prospectus. Information that we file later with the SEC will automatically update and may replace information in this base prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 are incorporated by reference in this base prospectus until we sell all of the limited partner interests and debt securities offered by this base prospectus.

     - Annual Report on Form 10-K for the year ended December 31, 2000;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     - Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

     - Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;
       and

     - Current Reports on Form 8-K filed January 30, 2001; February 13, 2001; March 6, 2001; March 15, 2001; March 21, 2001; March 27, 2001; May 7,
       2001; May 14, 2001; May 24, 2001; August 28, 2001; October 4, 2001;
       October 19, 2001; October 25, 2001; October 30, 2001; November 8, 2001;
       and December 14, 2001.

You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

                         El Paso Energy Partners, L.P.
                             4 East Greenway Plaza
                              Houston, Texas 77046
                                 (832) 676-5332
                         Attention: Investor Relations

                                        iv
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                                  RISK FACTORS

     Investing in our securities involves risks. In addition, limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in the same business. You should carefully consider the following risk factors, together with other information contained in this base prospectus, any prospectus supplement and the information we have incorporated by reference before investing in our limited partner interests or debt securities.

RISKS RELATED TO OUR BUSINESS

  OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY RESTRICT OUR ABILITY TO OPERATE, AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER OUR DEBT SECURITIES AND MAKING DISTRIBUTIONS TO UNITHOLDERS.

     We have a significant amount of indebtedness and the ability to incur substantially more indebtedness. As of December 31, 2001, we had approximately $820 million of debt and a debt to total capitalization ratio of 54.9%. In May 2001, we issued $250 million of 8 1/2% Senior Subordinated Notes due in 2011 and in May 1999, we issued $175 million of 10 3/8% senior subordinated notes due in 2009. All of our senior subordinated notes are supported by guarantees of our subsidiaries. We are also party to a $600 million revolving credit facility, which is collateralized by a pledge of the equity of our subsidiaries and substantially all of our other assets and supported by guarantees of our subsidiaries. As of December 31, 2001, we had $300 million outstanding under this revolving credit facility. In addition, Argo, L.L.C., an indirect wholly-owned subsidiary, has a $95 million limited recourse loan from a group of commercial lenders, which was entered into in August 2000. As of December 31, 2001, Argo had $95 million outstanding under that loan, and the average interest rate was 4.10%. If Argo defaults on its payment obligations, we would be required to pay to the lenders all distributions we or any of our subsidiaries have received from Argo up to $30 million. Our obligation to make such a payment is collateralized by substantially all of our assets on the same basis as our obligations under our credit facility.

     From time to time, our joint ventures also incur indebtedness. As of December 31, 2001, one of our joint ventures, Poseidon Oil Pipeline Company, L.L.C., had a revolving credit facility to provide up to $185 million with $150 million outstanding which is collateralized by a substantial portion of Poseidon's assets. The average floating interest rate was 3.81% during the twelve months ending December 31, 2001.

     We and all of our subsidiaries except for our unrestricted subsidiaries must comply with various affirmative and negative covenants contained in the indentures related to our senior subordinated notes and our revolving credit facility. Argo, L.L.C. and Argo I, L.L.C., our only unrestricted subsidiaries as of the date of this base prospectus, must also comply with various affirmative and negative covenants related to Argo, L.L.C.'s credit facility. Among other things, these covenants limit the ability of us and those subsidiaries to:

     - incur additional indebtedness or liens;

     - make payments in respect of or redeem or acquire any debt or equity issued by us;

     - sell assets;

     - make loans or investments;

     - acquire or be acquired by other companies; and

     - amend some of our contracts.

     That indebtedness also requires us and those subsidiaries to make mandatory repayments under certain circumstances, including when we sell certain assets, fail to achieve or maintain certain financial targets or experience a change in control. We do not have the right to prepay the balance outstanding under our senior subordinated notes without incurring substantial economic penalties.

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     The restrictions under our indebtedness may prevent us from engaging in certain transactions which might otherwise be considered beneficial to us. In addition, our substantial indebtedness could have other important consequences to you. For example, it could:

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to make distributions to unitholders, including our minimum quarterly distribution amounts, to fund future working capital, capital expenditures and other general partnership requirements, to engage in future acquisitions, construction or development activities, or to otherwise fully realize the value of our assets and opportunities because of the need to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness or to comply with any restrictive terms of our indebtedness;

     - limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate; and

     - place us at a competitive disadvantage as compared to our competitors that have less debt.

     We may incur additional indebtedness in the future, either under our existing credit agreement, under new credit agreements, under joint venture credit agreements, under capital leases or synthetic leases, on a project finance or other basis, or a combination of any of these. If we incur additional indebtedness in the future, it would be under our existing credit agreement or under arrangements which may have terms and conditions at least as restrictive as those contained in our existing credit agreement and existing indentures. Failure to comply with the terms and conditions of any existing or future indebtedness would constitute an event of default. If an event of default occurs, the lenders will have the right to accelerate the maturity of such indebtedness and foreclose upon the collateral, if any, securing that indebtedness, and if an event of default occurs under our joint ventures' credit facilities, we may be required to repay amounts previously distributed to us and our subsidiaries. Such an event could limit our ability to fulfill our obligations under our debt securities and to make cash distributions to unitholders, including our minimum quarterly distribution amounts, which could adversely affect the market price of our securities.

 WE MAY NOT BE ABLE TO FULLY EXECUTE OUR GROWTH STRATEGY IF WE ENCOUNTER TIGHT CAPITAL MARKETS OR INCREASED COMPETITION FOR QUALIFIED ASSETS.

     Our current strategy contemplates substantial growth through the acquisition and development of a wider range of midstream and other energy infrastructure assets, onshore and offshore, domestic and foreign. This strategy includes purchasing, constructing and otherwise acquiring additional assets and businesses to diversify our portfolio and, hopefully, provide more stable cash flow. We regularly consider and enter into discussions regarding, and are currently contemplating, additional potential acquisitions, joint ventures and stand-alone projects that we believe will present opportunities to realize synergies, expand our role in the energy infrastructure business, increase our market position and, ultimately, increase distributions to unitholders. These acquisitions can be effected quickly, may occur at any time and may be significant in size relative to our existing assets. If we consummate any future acquisitions, our capitalization and results of operations may change significantly and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds.

     We will need new capital to finance the future acquisition and construction of assets and businesses. Limitations on our access to capital will impair our ability to execute this strategy. Expensive capital will limit our ability to acquire or construct accretive assets. Although we intend to continue to expand our business, this strategy may require substantial capital, and we may not be able to raise the necessary funds on satisfactory terms, if at all.

     In addition, we are experiencing increased competition for the assets we purchase. Increased competition for a limited pool of assets could result in our not being the successful bidder more often or our acquiring assets at a higher relative price than we have paid historically. Either occurrence would limit

                                        2
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our ability to fully execute our growth strategy. Our ability to execute our growth strategy may impact the market price of our securities.

  OUR GROWTH STRATEGY MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS IF WE DO NOT SUCCESSFULLY INTEGRATE THE BUSINESSES THAT WE ACQUIRE OR IF WE SUBSTANTIALLY INCREASE OUR INDEBTEDNESS AND CONTINGENT LIABILITIES TO MAKE ACQUISITIONS.

     We may be unable to integrate successfully businesses we acquire. We may incur substantial expenses, delays or other problems in connection with our growth strategy that could negatively impact our results of operations. Moreover, acquisitions and business expansions involve numerous risks, including:

     - difficulties in the assimilation of the operations, technologies, services and products of the acquired companies or business segments;

     - inefficiencies and complexities that can arise because of unfamiliarity with new assets and the businesses associated with them, including unfamiliarity with their markets; and

     - diversion of the attention of management and other personnel from day-to-day business, the development or acquisition of new businesses and other business opportunities.

     If consummated, any acquisition or investment would also likely result in the incurrence of indebtedness and contingent liabilities and an increase in interest expense and depreciation, depletion and amortization expenses. A substantial increase in our indebtedness and contingent liabilities could have a material adverse effect upon our business, as discussed above.

  OUR ACTUAL ACQUISITION, CONSTRUCTION AND DEVELOPMENT COSTS COULD EXCEED OUR FORECAST, AND OUR CASH FLOW FROM CONSTRUCTION AND DEVELOPMENT PROJECTS MAY NOT BE IMMEDIATE.

     Our forecast contemplates significant expenditures for the purchase, construction or other acquisition of energy infrastructure assets, including some construction and development projects with significant technological challenges. For example, underwater operations, especially those in water depths in excess of 600 feet, are very expensive and involve much more uncertainty and risk. Further, if a problem occurs, the solution, if one exists, may be very expensive and time consuming. Accordingly, there is an increase in the frequency and amount of cost overruns related to underwater operations, especially in depths in excess of 600 feet. We cannot assure you that we will be able to complete our projects at the costs currently estimated. If we experience material cost overruns, we will have to finance these overruns using one or more of the following methods:

     - using cash from operations;

     - delaying other planned projects; or

     - issuing additional debt or equity.

Any or all of these methods may not be available when needed or may adversely affect our future results of operations.

     Our revenues and cash flow may not increase immediately upon the expenditure of funds on a particular project. For instance, if we build a new pipeline or platform or expand an existing facility, the design, construction, development and installation may occur over an extended period of time and we may not receive any material increase in revenue or cash flow from that project until after it is placed in service and customers enter into binding arrangements. If our revenues and cash flow do not increase at projected levels because of substantial unanticipated delays, we may not meet our obligations as they become due and we may have to reduce or eliminate distributions to unitholders.

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  FERC REGULATION AND A CHANGING REGULATORY ENVIRONMENT COULD AFFECT OUR CASH
  FLOW.

     The FERC extensively regulates certain of our energy infrastructure assets. This regulation extends to such matters as:

     - rate structures;

     - rates of return on equity;

     - recovery of costs;

     - the services that our regulated assets are permitted to perform;

     - the acquisition, construction and disposition of assets; and

     - to an extent, the level of competition in that regulated industry.

     In September 2001, the FERC issued a Notice of Proposed Rulemaking, or NOPR. The NOPR proposes to apply the standards of conduct governing the relationship between interstate pipelines and marketing affiliates to all energy affiliates. Since our High Island Offshore System, or HIOS, and Petal natural gas storage facilities are interstate facilities as defined by the Natural Gas Act, the proposed regulations, if adopted by FERC, would dictate how HIOS and Petal conduct business and interact with all energy affiliates of El Paso Corporation and us. We cannot predict the outcome of the NOPR, but adoption of the regulations in substantially the form proposed would, at a minimum, place administrative and operational burdens on us. Further, more fundamental changes could be required such as a complete organizational separation or sale of HIOS and Petal.

     Given the extent of this regulation, the extensive changes in FERC policy over the last several years, the evolving nature of regulation and the possibility for additional changes, we cannot assure you that the current regulatory regime will remain unchanged or of the effect any changes in that regime would have on our financial position, results of operations or cash flows.

  ENVIRONMENTAL COSTS AND LIABILITIES AND CHANGING ENVIRONMENTAL REGULATION COULD AFFECT OUR CASH FLOW.

     Our operations are subject to extensive federal, state and local regulatory requirements relating to environmental affairs, health and safety, waste management and chemical and petroleum products. Governmental authorities have the power to enforce compliance with applicable regulations and permits and to subject violators to civil and criminal penalties, including fines, injunctions or both. Third parties may also have the right to pursue legal actions to enforce compliance. We will probably make expenditures in connection with environmental matters as part of normal capital expenditure programs. However, future environmental law developments, such as stricter laws, regulations, permits or enforcement policies, could significantly increase some costs of our operations, including the handling, manufacture, use, emission or disposal of substances and wastes. Moreover, as with other companies engaged in similar or related businesses, our operations always have some risk of environmental costs and liabilities because we handle petroleum products. We cannot assure you that we will not incur material environmental costs and liabilities.

  A NATURAL DISASTER, CATASTROPHE OR OTHER INTERRUPTION EVENT COULD RESULT IN SEVERE PERSONAL INJURY, PROPERTY DAMAGE AND ENVIRONMENTAL DAMAGE, WHICH COULD CURTAIL OUR OPERATIONS AND OTHERWISE ADVERSELY AFFECT OUR CASH FLOW.

     The nature of some of our operations involves higher risks of severe personal injury, property damage and environmental damage, which could curtail our operations and otherwise adversely affect our cash flow. For example, our natural gas facilities operate at high pressures, sometimes in excess of 1,100 pounds per square inch. We also operate oil and natural gas facilities located underwater in the Gulf of Mexico, which can involve complexities, such as extreme water pressure. Virtually all of our operations are exposed to the elements, including hurricanes, tornadoes, storms, floods and earthquakes.

     If one or more facilities that are owned by us or that deliver oil, natural gas or other products to us is damaged by severe weather or any other disaster, accident, catastrophe or event, our operations could be significantly interrupted. Similar interruptions could result from damage to production or other facilities that supply our facilities or other stoppages arising from factors beyond our control. These interruptions might involve significant damage to people, property or the environment, and repairs might take from a week or less for a minor incident to six months or more for a major interruption. Additionally, some of our storage contracts obligate us to indemnify our customers for any damage or injury occurring during the period in which the customers' natural gas is in our possession. Any event that interrupts the fees generated by our energy infrastructure assets, or which causes us to make significant expenditures not covered by insurance, could adversely impact the market price of our debt and equity securities and the amount of cash available for payment of the debt securities and distribution to our limited partners. In order to reduce the effects of any such incident, we maintain insurance coverage that includes some property and business interruption insurance. We believe that this insurance coverage is adequate, although it does not cover many types of interruptions that might occur. We cannot assure you that the proceeds of any such insurance would be paid in a timely manner or be in an amount sufficient to meet our needs if such an event were to occur or that we can renew it or other desirable insurance on commercially reasonable terms, if at all.

  THE FUTURE PERFORMANCE OF OUR ENERGY INFRASTRUCTURE OPERATIONS, AND THUS OUR ABILITY TO SATISFY OUR DEBT REQUIREMENTS AND MAINTAIN CASH DISTRIBUTIONS, DEPENDS ON SUCCESSFUL EXPLORATION AND DEVELOPMENT OF ADDITIONAL OIL AND NATURAL GAS RESERVES BY OTHERS.

     The oil, natural gas and other products available to our energy infrastructure assets are derived from reserves produced from existing wells, which reserves naturally decline over time. In order to offset this natural decline, our energy infrastructure assets must access additional reserves. Additionally, some of the projects we have planned or recently completed are dependent on reserves that we expect to be produced from newly discovered properties that producers are currently developing.

     Finding and developing new oil and natural gas reserves is very expensive, especially offshore. The flextrend (water depths of 600 to 1,500 feet) and deepwater (water depths greater than 1,500 feet) areas especially, will require large capital expenditures by producers for exploration and development drilling, installing production facilities and constructing pipeline extensions to reach the new wells. Many economic and business factors out of our control can adversely affect the decision by any producer to explore for and develop new reserves. These factors include relatively low oil and natural gas prices, cost and availability of equipment, capital budget limitations or the lack of available capital. We cannot assure you that additional reserves, if discovered, would be developed in the near future or at all. For example, because of the level to which hydrocarbon prices declined during 1998 and the first quarter of 1999, overall oil and natural gas activity declined in relation to prior years. If hydrocarbon prices decline to those levels again or if capital spending by the energy industry decreases or remains at low levels for prolonged periods, our results of operations and cash flow could suffer.

  OUR STORAGE BUSINESSES DEPEND ON NEIGHBORING PIPELINES TO TRANSPORT NATURAL
  GAS.

     To obtain natural gas, our storage businesses depend on the pipelines to which they have access. Many of these pipelines are owned by parties not affiliated with us. Any interruption of service on those pipelines or adverse change in their terms and conditions of service could have a material adverse effect on our ability (and the ability of our customers) to transport natural gas to and from our facilities and a corresponding material adverse effect on our storage revenues. In addition, the rates charged by those interconnected pipelines for transportation to and from our facilities affect the utilization and value of our storage services. Significant changes in the rates charged by those pipelines or the rates charged by other pipelines with which the interconnected pipelines compete could also have a material adverse effect on our storage revenues.

  WE WILL FACE COMPETITION FROM THIRD PARTIES TO GATHER, TRANSPORT, PROCESS, FRACTIONATE, STORE OR OTHERWISE HANDLE OIL, NATURAL GAS AND OTHER PETROLEUM PRODUCTS.

     Even if reserves exist in the areas accessed by our facilities and are ultimately produced, we cannot assure you that any of these reserves will be gathered, transported, processed, fractionated, stored or otherwise handled by us. We compete with others, including producers of oil and natural gas, for any such production on the basis of many factors, including:

     - geographic proximity to the production;

     - costs of connection;

     - available capacity;

     - rates; and

     - access to markets.

  FLUCTUATIONS IN ENERGY COMMODITY PRICES COULD ADVERSELY AFFECT OUR BUSINESS.

     Oil, natural gas and other petroleum products prices are volatile and could have an adverse effect on a portion of our revenues and cash flow. Although our strategy involves reducing our exposure to the volatility in commodity prices, primarily by focusing on fee-based services, all segments of our operations are somewhat affected by price reductions and some of our segments are significantly affected by price reductions. Price reductions can materially reduce the level of oil and natural gas exploration, pipeline volumes, production and development operations, which provide reserves to replace those that are produced over time. In addition, some of our operations, like production, processing and fractionation, are very sensitive to price declines.

  Pipelines and Platforms -- Price decreases could have an adverse effect on the discovery and development of replacement reserves.

     Currently, the primary consequence of commodity price reductions to our pipeline and platform operations is the risk that less replacement reserves will be discovered and developed as a result of a long-term decline in prices. Although the majority of our pipeline and platform operations involve fee-based arrangements for gathering, transporting and handling reserves that are dedicated to the facilities for the life of the reserves, some of our pipelines can be dramatically affected by a reduction in commodity prices because those pipelines purchase and resell the commodity.

  Natural Gas Storage -- Natural gas price stability could have an adverse effect on revenues and cash flow from our storage assets.

     Prices for natural gas have historically been seasonal and volatile, which has enhanced demand for our storage services. The storage business has benefited from large price swings resulting from seasonal price sensitivity through increased withdrawal charges and demand for non-storage hub services. However, we cannot assure you that the market for natural gas will continue to experience volatility and seasonal price sensitivity in the future at the levels previously seen. If volatility and seasonality in the natural gas industry decrease, because of increased storage capacity throughout the pipeline grid, increased production capacity or otherwise, the demand for our storage services and, therefore, the prices that we will be able to charge for those services may decline.

  Processing and Fractionation -- The processing and fractionation businesses are cyclical and are dependent in part upon the spreads between prices for natural gas, NGLs and petroleum products.

     Prices for natural gas, NGLs and NGL components can fluctuate in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control. Since our processing and fractionation facilities provide fee-based services, for which we receive a fixed fee for each unit of natural gas we process or NGL we fractionate, our processing and fractionation operations are not directly affected by fluctuations in prices for natural gas, NGLs and NGL components. However, if the spread between prices for natural gas, NGLs and NGL components do not provide sufficient profits to natural gas producers, then those producers may decide not to process their natural gas or fractionate their NGLs, or to process less natural gas or fractionate less NGLs. This could decrease the volumes to our processing and fractionation facilities and, accordingly, negatively affect our operational results. In many cases, processing and fractionating is profitable only when the producer can receive more net proceeds by physically separating the natural gas from the NGLs and separating the NGL components from the NGLs and selling those products than it would receive by merely selling the raw natural gas stream. The spread between the prices for natural gas and NGLs is greatest when the demand for NGLs increases for use in petrochemical and refinery feedstock. If, and when, this spread becomes too narrow to justify the costs, producers have the option to sell the raw natural gas stream rather than process and fractionate. In such a case, our processing or fractionation facilities or both will be underutilized. Although our fixed fee-based arrangements limit the direct effects of decreases in commodity prices on our processing and fractionation operations, those arrangements also cause us to forego any benefits we would otherwise experience if commodity prices were to increase.

     Utilization rates in the processing and fractionation industries can fluctuate dramatically from month to month, depending on the needs of producers. The average utilization rate for the Chaco processing plant for the calendar years 2001, 2000 and 1999 was 89%, 91% and 93%. The monthly utilization rate for our fractionation facilities during the 12 months ending December 31, 2001 was as low as 41% and as high as 88%. However, our average annual utilization rate for our fractionation facilities for 2001, 2000 and 1999 were 73%, 90% and 88%.

  Oil and Natural Gas Production -- Price and volume volatility is substantially out of our control and could have an adverse effect on revenues and cash flow from our producing oil and natural gas properties.

     We have exposure to movements in commodity prices relating to our oil and natural gas production, which we partially hedge, from time to time, using financial derivative instruments. Our results of operations and our cash flows could be materially adversely affected by factors we cannot control, including:

     - fluctuations in prices of oil and natural gas;

     - future operating costs; and

     - risks incident to the operation of oil and natural gas wells.

  FLUCTUATIONS IN INTEREST RATES COULD ADVERSELY AFFECT OUR BUSINESS.

     In addition to our exposure to commodity prices, we also have exposure to movements in interest rates. The interest rates on some of our indebtedness, like our senior subordinated notes, are fixed and the interest rates on some of our other indebtedness, like our revolving credit facility and the credit facilities of our joint ventures, are variable. We partially hedge our interest rate exposure, from time to time, using financial derivative instruments. Our results of operations, and our cash flows, could be materially adversely affected by significant increases or decreases in interest rates.

  OUR USE OF DERIVATIVE FINANCIAL INSTRUMENTS COULD RESULT IN FINANCIAL LOSSES.

     We try to limit a portion of the adverse effects resulting from changes in oil and natural gas commodity prices and interest rates by using financial derivative instruments and other hedging mechanisms from time to time, although there are times when we do not have any hedging mechanisms in place. To the extent we hedge our commodity price exposure and interest rate exposure, we forego the benefits we would otherwise experience if commodity prices were to increase or interest rates were to change. In addition, even though our management monitors our hedging activities, we could experience losses resulting from them. Such losses could occur under various circumstances, including if our counterparty does not perform its obligations under the hedge arrangement, our hedge is imperfect, or our hedging policies and procedures are not followed.

  OUR FRACTIONATION FACILITIES ARE DEDICATED, AND OUR CHACO PROCESSING PLANT IS PRIMARILY DEDICATED, TO A SINGLE CUSTOMER, THE LOSS OF WHICH COULD ADVERSELY AFFECT US.

     In connection with our acquisition of our fractionation facilities, we entered into a twenty-year transportation and fractionation agreement with El Paso NGL Marketing, L.P., an affiliate of our general partner. In that agreement, El Paso NGL Marketing agreed to deliver to our fractionation facilities all of the NGLs derived from processing operations at seven natural gas processing plants in south Texas owned by affiliates of El Paso NGL Marketing to our south Texas NGL gathering and fractionation facilities. In exchange, we have dedicated 100% of the capacity of our facilities to El Paso NGL Marketing. For each gallon of NGLs we fractionate, we receive a fee of which approximately 25% is adjusted using an inflation index.

     In addition, in connection with our acquisition of title to and other interests in the Chaco cryogenic natural gas processing plant, we entered into a twenty-year processing agreement with El Paso Field Services, an affiliate of our general partner. In that agreement, El Paso Field Services agreed to deliver all of the natural gas received into the gathering system and certain related facilities owned by El Paso Field Services and its subsidiaries located in the San Juan Basin area of New Mexico to our Chaco natural gas processing plant. We have agreed to use 100% of the capacity of our Chaco plant to process the natural gas delivered by El Paso Field Services, subject to our ability to use our available capacity to process natural gas delivered by third parties at any time that El Paso Field Services does not utilize 100% of our capacity. We receive a fixed fee from El Paso Field Services for each dekatherm of natural gas that the plant processes, and will bear all costs associated with the plant's ownership and operations.

     Our operations are likely to be materially adversely affected if either of these arrangements are terminated or if El Paso NGL Marketing or El Paso Field Services does not deliver enough NGLs or natural gas to us to ensure that we can maintain a profitable utilization rate or does not fully perform its obligations under the agreement.

RISKS INHERENT IN AN INVESTMENT IN OUR SECURITIES

  UNITHOLDERS HAVE LIMITED VOTING RIGHTS AND MAY NOT BE ABLE TO REMOVE OUR GENERAL PARTNER WITHOUT ITS CONSENT.

     Unlike the holder of capital stock in a corporation, unitholders have only limited voting rights on matters affecting our business. Our general partner, whose directors are not elected by our unitholders, manages our day-to-day operations and strategic direction. Unitholders will have no right to elect our general partner or the directors of our general partner or our directors on an annual or any other continuing basis. If our general partner voluntarily withdraws, however, the holders of a majority of our outstanding voting limited partner interests (excluding for purposes of such determination interests owned by the withdrawing general partner and its affiliates) may elect its successor.

     Our general partner may not be removed as our general partner except upon approval by the affirmative vote of the holders of at least 55% of our outstanding voting units (including voting units owned by our general partner and its affiliates), subject to the satisfaction of certain conditions. Any removal of our general partner is not effective until the holders of a majority of our outstanding voting units approve a successor general partner. Before the holders of outstanding voting units may remove our general partner, they must receive an opinion of counsel that:

     - such action will not result in the loss of limited liability of any limited partner or of any member of any of our subsidiaries or cause us or any of our subsidiaries, other than entities organized as corporations, to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes; and

     - all required consents by any regulatory authorities have been obtained.

     Our general partner has agreed not to withdraw voluntarily as our general partner on or before December 31, 2002 (with limited exceptions), unless the holders of at least a majority of our outstanding voting units (excluding voting units owned by our general partner and its affiliates) approve the withdrawal. The withdrawal or removal of our general partner as our general partner would effectively result in its concurrent withdrawal or removal as the manager of our subsidiaries.

  WE MAY ISSUE ADDITIONAL SECURITIES, WHICH WILL DILUTE INTERESTS OF UNITHOLDERS AND MAY ADVERSELY EFFECT THEIR VOTING POWER.

     We can issue additional common units, preference units and other capital securities representing limited partner interests, including securities with rights to distributions and allocations or in liquidation equal or superior to the equity securities described in this base prospectus and any prospectus supplement, for any amount and on any terms and conditions established by our general partner. If we issue more limited partner interests, it will reduce each unitholder's proportionate ownership interest in us. This could cause the market price of the unitholders' securities to fall and reduce the cash distributions paid to our limited partners. Further, we have the ability to issue partnership interests with voting rights superior to the unitholders. If we issued any such securities, it could adversely affect each unitholder's voting power.

  OUR GENERAL PARTNER HAS ANTI-DILUTION RIGHTS.

     Whenever we issue equity securities to any person other than our general partner and its affiliates, our general partner and its affiliates have the right to purchase an additional amount of those equity securities on the same terms as they are issued to the other purchasers. This allows our general partner and its affiliates to maintain their percentage partnership interest in us. No other unitholder has a similar right. Therefore, only our general partner may protect itself against dilution caused by the issuance of additional equity securities.

  UNITHOLDERS MAY NOT HAVE LIMITED LIABILITY IN THE CIRCUMSTANCES DESCRIBED BELOW, INCLUDING POTENTIALLY HAVING LIABILITY FOR THE RETURN OF WRONGFUL DISTRIBUTIONS.

     As of the date of this base prospectus, we conduct business in Texas, Alabama, Louisiana, Mississippi and New Mexico and plan to expand into more states. In some states, the limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established. To the extent we conduct business in one of those states, a unitholder might be held liable for our obligations as if it was a general partner if:

     - a court or government agency determined that we had not complied with that state's partnership statute; or

     - our unitholders' rights to act together to remove or replace our general partner or take other actions under our partnership agreement were to constitute "control" of our business under that state's partnership statute.

     In addition, under Delaware law, an assignee who becomes a substitute limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities that were unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

     A unitholder will not be liable for assessments in addition to its initial capital investment in any of our capital securities representing limited partnership interests. However, a unitholder may be required to repay to us amounts wrongfully returned or distributed to it under some circumstances. Under Delaware law, we may not make a distribution to unitholders if the distribution causes our liabilities (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) to exceed the fair value of our assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

  OUR GENERAL PARTNER HAS A LIMITED CALL RIGHT THAT MAY REQUIRE UNITHOLDERS TO SELL THEIR LIMITED PARTNER INTERESTS AT AN UNDESIRABLE TIME OR PRICE.

     If at any time our general partner and its affiliates hold 85% or more of any class or series of our issued and outstanding limited partner interests, our general partner will have the right to purchase all, but not less than all, of the outstanding securities of that class or series held by nonaffiliates. This purchase would take place as of a record date which would be selected by our general partner, on at least 30 but not more than 60 days' notice. Our general partner may assign and transfer this call right to any of its affiliates or to us. If our general partner (or its assignee) exercises this call right, it must purchase the securities at the higher of (1) the highest cash price paid by our general partner or its affiliates for any unit or other limited partner interest of such class purchased within the 90 days preceding the date our general partner mails notice of the election to call the units or other limited partner interests or (2) the average of the last reported sales price per unit or other limited partner interest of such class over the 20 trading days preceding the date five days before our general partner mails such notice. Accordingly, under certain circumstances unitholders may be required to sell their limited partner interests against their will and the price they receive for those securities may be less than they would like to receive.

  OUR EXISTING UNITS ARE, AND POTENTIALLY ANY LIMITED PARTNER INTERESTS WE ISSUE IN THE FUTURE WILL BE, SUBJECT TO RESTRICTIONS ON TRANSFER.

     All purchasers of our existing units, and potentially any purchasers of limited partner interests we issue in the future, who wish to become holders of record and receive cash distributions must deliver an executed transfer application in which the purchaser or transferee must certify that, among other things, he, she or it agrees to be bound by our partnership agreement and is eligible to purchase our securities. A person purchasing our existing units, or possibly limited partner interests we issue in the future, who does not execute a transfer application and certify that the purchaser is eligible to purchase those securities acquires no rights in those securities other than the right to resell those securities. Further, our general partner may request each record holder to furnish certain information, including that holder's nationality, citizenship or other related status. An investor who is not a U.S. resident may not be eligible to become a record holder or one of our limited partners if that investor's ownership would subject us to the risk of cancellation or forfeiture of any of our assets under any federal, state or local law or regulation. If the record holder fails to furnish the information or if our general partner determines, on the basis of the information furnished by the holder in response to the request, that such holder is not qualified to become one of our limited partners, our general partner may be substituted as a holder for the record holder, who will then be treated as a non-citizen assignee, and we will have the right to redeem those securities held by the record holder.

  FEDERAL AND STATE STATUTES WOULD ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO SUBORDINATE FURTHER OR VOID THE DEBT SECURITIES AND THE GUARANTEES AND REQUIRE HOLDERS OF DEBT SECURITIES TO RETURN PAYMENTS RECEIVED FROM US.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could further subordinate or void the debt securities and the guarantees if, at the time we issued the debt securities and the guarantees, certain facts, circumstances and conditions existed, including that:

     - we received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness; or

     - we were insolvent or rendered insolvent by reason of such incurrence; or

     - we were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

     - we intended to incur, or believed that we would incur, indebtedness we could not repay at its maturity.

     In such a circumstance, a court could require the holders of the debt securities to return to us or pay to our other creditors amounts we paid under the debt securities. This would entitle other creditors to be paid in full before any payment could be made under the debt securities. We may not have sufficient assets to fully pay the debt securities after the payment to other creditors. The guarantees of the debt securities by our subsidiaries could be challenged on the same grounds as the debt securities. In addition, a creditor may avoid a guarantee based on the level of benefits received by a guarantor compared to the amount of the subsidiary guarantee. The indenture will contain a savings clause, which generally limits the obligations of each guarantor to the maximum amount that is not a fraudulent conveyance. If a subsidiary guarantee is avoided, or limited as a fraudulent conveyance or held unenforceable for any other reason, you would not have any claim against the guarantors and would be only creditors of El Paso Energy Partners and El Paso Finance and any guarantor whose subsidiary guarantee was not avoided or held unenforceable. In such event, claims of holders of debt securities against a guarantor would be subject to the prior payment of all liabilities (including trade payables) of such guarantor. We cannot assure you that, after providing for all prior claims, there would be sufficient assets to satisfy claims of holders of debt securities relating to any avoided portions of any of the subsidiary guarantees.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

     - the sum of our indebtedness, including contingent liabilities, were greater than the fair value or fair saleable value of all of our assets;

     - if the present fair value or fair saleable value of our assets were less than the amount that would be required to pay our probable liability on our existing indebtedness, including contingent liabilities, as it becomes absolute and mature; or

     - we could not pay our indebtedness as it becomes due.

     There is a risk of a preferential transfer if:

     - a subsidiary guarantor declares bankruptcy or its creditors force it to declare bankruptcy within 90 days (or in certain cases, one year) after a payment on the guarantee; or

     - a subsidiary guarantee was made in contemplation of insolvency.

     The subsidiary guarantee could be avoided by a court as a preferential transfer. In addition, a court could require holders of debt securities to return any payments made on the debt securities during the 90-day (or one-year) period.

  WE MAY NOT BE ABLE TO REPURCHASE DEBT SECURITIES UPON A CHANGE OF CONTROL.

     Upon a change of control, we will be required to repay the amounts outstanding under our revolving credit facility and to offer to repurchase our outstanding senior subordinated notes at 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase. In addition, we may be required to offer to repurchase any outstanding debt securities issued to you. We cannot assure you that we will have sufficient funds available or that we will be permitted by our other debt instruments to fulfill these obligations upon the occurrence of a change of control.

  THERE MAY BE NO PRIOR MARKET FOR SOME OF OUR DEBT OR EQUITY SECURITIES, AND WE CANNOT ASSURE YOU THAT AN ACTIVE, LIQUID TRADING MARKET WILL DEVELOP FOR THESE SECURITIES.

     Some of our debt and equity securities will be a new issue of securities with no established trading market and, unless otherwise stated in the applicable prospectus supplement, will not be listed on any securities exchange. The liquidity of the trading market in such securities, and the market price quoted for such securities, may be adversely affected by changes in the overall market for those securities, especially high yield securities, and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for those securities.

  THE RIGHTS OF HOLDERS OF SOME OF OUR DEBT SECURITIES TO RECEIVE PAYMENTS WILL BE UNSECURED AND CONTRACTUALLY SUBORDINATED TO MOST OF OUR EXISTING INDEBTEDNESS AND, POSSIBLY, ANY ADDITIONAL INDEBTEDNESS WE INCUR. FURTHER, THE GUARANTEES OF THE DEBT SECURITIES WILL BE JUNIOR TO ALL THE GUARANTORS' EXISTING INDEBTEDNESS AND POSSIBLY TO ALL THEIR FUTURE BORROWINGS.

     Some of our debt securities and the subsidiary guarantees will rank behind most of our and the subsidiary guarantors' existing senior indebtedness (other than trade payables and certain other indebtedness) and possibly all additional senior indebtedness (other than trade payables) we incur unless, and to the extent, that additional indebtedness expressly provides that it ranks equal with, or junior in right of payment to, the debt securities and the guarantees. Further, the debt securities may rank senior to, equal with or subordinate to our existing senior subordinated notes and the guarantees of those notes.

     In addition, all payments on the debt securities and the related guarantees may be blocked in the event of a payment default or in the event of certain non-payment defaults on our significant senior indebtedness.

     In the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us, any subsidiary guarantors or our property, our assets or the assets of the subsidiary guarantors would be available to pay obligors under the subordinated debt securities only after all payments had been made on our or the guarantors' senior indebtedness. Our creditors and the subsidiary guarantors' creditors holding claims which are not subordinated to any applicable senior indebtedness will in all likelihood be entitled to payments before all of our or the subsidiary guarantors' senior indebtedness has been paid in full. Therefore, holders of the subordinated debt securities will participate with trade creditors and all other holders of our and the guarantors' unsubordinated indebtedness in the assets remaining after we and the guarantors have paid all of the senior indebtedness. However, because the subordinated debt securities indenture may require that amounts otherwise payable to holders of the subordinated debt securities in a bankruptcy, liquidation, reorganization or similar proceeding be paid to holders of senior indebtedness instead, holders of the subordinated debt securities may receive less, ratably, than holders of trade payables and other creditors in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and, therefore, holders of subordinated debt securities would receive less, ratably, than the holders of senior indebtedness.

  SOME OF OUR DEBT SECURITIES WILL BE EFFECTIVELY SUBORDINATED TO INDEBTEDNESS AND LIABILITIES OF OUR SUBSIDIARIES THAT ARE NOT GUARANTORS.

     The debt securities will be effectively subordinated to claims of all creditors of any of our subsidiaries that are not guarantors of the debt securities. If a non-guarantor subsidiary defaults on its debt, the holders of the debt securities would not receive any money from that subsidiary until its debts are repaid in full. For example, we do not expect that Argo, L.L.C., an indirect wholly-owned subsidiary, will guarantee the debt securities. Argo has a $95 million limited recourse loan with $95 million outstanding as of December 31, 2001. If Argo defaults on its payment obligations under its loan, the holders of the debt securities would not receive any money from Argo until the loan is repaid in full. Most of our existing subsidiaries will guarantee the debt securities. See "Description of Debt Securities."

CONFLICTS OF INTEREST RISKS

  EL PASO CORPORATION AND ITS AFFILIATES HAVE CONFLICTS OF INTEREST WITH US AND, ACCORDINGLY, YOU.

     We have potential and existing conflicts of interest with El Paso Corporation and its affiliates in four general areas:

     - we often enter into transactions with each other, including some relating to operating and managing assets, acquiring and selling assets, and performing services;

     - we often share personnel, assets, systems and other resources;

     - from time to time, we compete for business and customers; and

     - from time to time, we both may have an interest in acquiring the same asset, business or other business opportunity.

     We expect to continue to enter into substantial transactions and other activities with El Paso Corporation and its affiliates, because of the businesses and areas in which we and El Paso Corporation currently operate, as well as those in which we plan to operate in the future. Some more recent transactions involving us in which El Paso Corporation and its affiliates had a conflict of interest include:

     - in October 2001, we acquired title to and other interests in the Chaco cryogenic natural gas processing plant in New Mexico from a subsidiary of El Paso Corporation, among others;

     - in October 2001, we purchased the remaining 50% equity interest that we did not already own in Deepwater Holdings, L.L.C. from a subsidiary of El Paso Corporation;

     - in October 2001, we issued 5,627,070 common units, including 1,477,070 common units purchased by our general partner, and used a portion of the proceeds to redeem $50 million of our Series B preference units owned by our general partner;

     - in May 2001, we purchased our general partner's 1.01% non-managing interest owned in twelve of our subsidiaries;

     - in February 2001, we purchased fee-based NGL transportation and fractionation assets located in south Texas from subsidiaries of El Paso Corporation;

     - in January and April 2001, we and Deepwater Holdings sold our interests in several offshore Gulf of Mexico assets as a result of an FTC order related to El Paso Corporation's merger with The Coastal Corporation; and

     - pursuant to a management agreement, subsidiaries of El Paso Corporation provide us administrative and operational services.

     In addition, we and our general partner and its affiliates share and, therefore will compete for, the time and effort of general partner personnel who provide services to us. Officers of the general partner and its affiliates do not, and will not be required to, spend any specified percentage or amount of time on our business. Since these shared officers function as both our representatives and those of our general partner and its affiliates, conflicts of interest could arise between our general partner and its affiliates, on the one hand, and us or you, on the other.

     Some other situations in which an actual or potential conflict of interest arises between us, on the one hand, and our general partner or its affiliates, on the other hand, and there is a benefit to our general partner or its affiliates in which neither we nor you will share include:

     - compensation paid to the general partner, which includes incentive distributions and reimbursements for reasonable general and administrative expenses;

     - payments to the general partner and its affiliates for any services rendered to us or on our behalf;

     - our general partner's determination of which direct and indirect costs we must reimburse;

     - our general partner's determination to establish cash reserves under certain circumstances and thereby decrease cash available for distributions to unitholders.

     Our general partner, which is owned by El Paso Corporation, manages our day-to-day operations and strategic direction. El Paso Corporation elects all of our general partner's directors, who in turn select all of our executive officers and those of the general partner. In addition, El Paso Corporation's beneficial ownership interest in our outstanding partnership interests could have a substantial effect on the outcome of some actions requiring partner approval. Accordingly, subject to certain minimum legal requirements,

El Paso Corporation makes the final determination regarding how any particular conflict of interest is resolved.

     We cannot assure you that El Paso Corporation and its affiliates will always act in your best interest, even though doing so may appear to:

     - protect and enhance El Paso Corporation's substantial investment in us;

     - generate substantial cash flows to El Paso Corporation; and

     - provide El Paso Corporation with efficiently priced capital for its planned acquisitions.

     We are a primary vehicle for growth and development of midstream energy assets for El Paso Corporation, and we expect to receive additional transfers in the future. These future transfers from El Paso Corporation and other third-party acquisitions will be selected from time to time, based on our unique cost-of-capital advantage, our ability to integrate these growth assets into El Paso Corporation's significant North American midstream business and our investment profile, which requires accretive transactions based on stable cash flows with growth potential. However, El Paso Corporation is neither contractually nor legally bound to use us as its primary vehicle for growth and development of midstream energy assets, and it may reconsider at any time, without notice. Further, El Paso Corporation is not required to pursue any business strategy that will favor our business opportunities over the business opportunities of El Paso Corporation or any of its affiliates (or any of our other competitors acquired by El Paso Corporation). In fact, El Paso Corporation may have financial motives to favor our competitors. El Paso Corporation and its subsidiaries (many of which are wholly owned) operate in some of the same lines of business and in some of the same geographic areas in which we operate.

  CASH RESERVES, EXPENDITURES AND OTHER MATTERS WITHIN THE DISCRETION OF OUR GENERAL PARTNER MAY AFFECT DISTRIBUTIONS TO UNITHOLDERS.

     Our general partner has broad discretion to make cash expenditures and to establish and make additions to cash reserves for any proper partnership purpose, including reserves for the purpose of:

     - providing for future operating and capital expenditures;

     - providing for debt service;

     - providing funds for up to the next four quarterly distributions;

     - providing funds to redeem or otherwise repurchase our outstanding debt or equity;

     - stabilizing distributions of cash to capital security holders;

     - complying with the terms of any agreement or obligation of ours; and

     - providing for a discretionary reserve amount.

     The timing and amount of additions to discretionary reserves could significantly reduce potential distributions that certain unitholders could receive or ultimately affect who gets the distribution. The reduction or elimination of a previously established reserve in a particular quarter will result in a higher level of cash available for distribution than would otherwise be available in such quarter. Depending upon the resulting level of cash available for distribution, our general partner may receive incentive distributions which it would not have otherwise received. Thus, our general partner could have a conflict of interest in determining the amount and timing of any increases or decreases in reserves. Our general partner receives the following compensation:

     - distributions in respect of its general and limited partner interests in us;

     - the incentive distributions described in the section entitled "Description of Limited Partner Interests -- Rights to Cash Distributions" beginning on page 26; and

     - reimbursements for reasonable general and administrative expenses, and other reasonable expenses, incurred by our general partner and its affiliates for or on our behalf.

     Our partnership agreement was not, and many of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other hand, were not and may not be the result of arm's-length negotiations.

     In addition, increases to reserves (other than the discretionary reserve amount provided for in the partnership agreement) will reduce our cash from operations, which under certain limited circumstances could result in certain distributions to be attributable to interim capital transactions rather than to cash from operations. If a cash distribution was attributable to an interim capital transaction, (1) 99% of the distribution would be made pro rata to all limited partners, including the Series B preference unitholders, and (2) the distribution would be deemed a return of a portion of an investor's investment in his partnership interest and would reduce each of our general partner's target distribution levels proportionately.

  OUR PARTNERSHIP AGREEMENT PURPORTS TO LIMIT OUR GENERAL PARTNER'S FIDUCIARY DUTIES AND CERTAIN OTHER OBLIGATIONS RELATING TO US.

     Although our general partner owes certain fiduciary duties to us and will be liable for all our debts, other than non-recourse debts, to the extent not paid by us, certain provisions of our partnership agreement contain exculpatory language purporting to limit the liability of our general partner to us and unitholders. For example, the partnership agreement provides that:

     - borrowings of money by us, or the approval thereof by our general partner, will not constitute a breach of any duty of our general partner to us or you whether or not the purpose or effect of the borrowing is to permit distributions on our limited partner interests or to result in or increase incentive distributions to our general partner;

     - any action taken by our general partner consistent with the standards of reasonable discretion set forth in certain definitions in our partnership agreement will be deemed not to breach any duty of our general partner to us or to unitholders; and

     - in the absence of bad faith by our general partner, the resolution of conflicts of interest by our general partner will not constitute a breach of the partnership agreement or a breach of any standard of care or duty.

     Provisions of the partnership agreement also purport to modify the fiduciary duty standards to which our general partner would otherwise be subject under Delaware law, under which a general partner owes its limited partners the highest duties of good faith, fairness and loyalty. The duty of loyalty would generally prohibit our general partner from taking any action or engaging in any transaction as to which it had a conflict of interest. The partnership agreement permits our general partner to exercise the discretion and authority granted to it in that agreement in managing us and in conducting its retained operations, so long as its actions are not inconsistent with our interests. Our general partner and its officers and directors may not be liable to us or to unitholders for certain actions or omissions which might otherwise be deemed to be a breach of fiduciary duty under Delaware or other applicable state law. Further, the partnership agreement requires us to indemnify our general partner to the fullest extent permitted by law, which indemnification, in light of the exculpatory provisions in the partnership agreement, could result in us indemnifying our general partner for negligent acts. Neither El Paso Corporation nor any of its other affiliates, other than our general partner, owes fiduciary duties to us.

  OUR GENERAL PARTNER AND ITS AFFILIATES MAY SELL UNITS OR OTHER LIMITED PARTNER INTERESTS IN THE TRADING MARKET, WHICH COULD REDUCE THE MARKET PRICE OF UNITHOLDERS' LIMITED PARTNER INTERESTS.

     As of the date of this base prospectus, our general partner and its affiliates own 10,430,834 common units. In the future, they may acquire additional interest or dispose of some or all of their interest. If they were to dispose of a substantial portion of their interest in the trading markets, it could reduce the market price of unitholders' limited partner interests. Our partnership agreement, and other agreements to which we are party, allow our general partner and certain of its affiliates to cause us to register for sale the units held by such persons. These registration rights allow our general partner and its affiliates to request registration of those common units and to include any of those common units in a registration of other capital securities by us.

RISKS RELATED TO OUR LEGAL STRUCTURE

  THE INTERRUPTION OF DISTRIBUTIONS TO US FROM OUR SUBSIDIARIES AND JOINT VENTURES MAY AFFECT OUR ABILITY TO MAKE PAYMENTS ON OUR DEBT SECURITIES OR CASH DISTRIBUTIONS TO OUR UNITHOLDERS.

     We are a holding company. As such, our primary assets are the capital stock and other equity interests in our subsidiaries and joint ventures. Consequently, our ability to fund our commitments (including payments on our debt securities) and to make cash distributions depends upon the earnings and cash flow of our subsidiaries and joint ventures and the distribution of that cash to us. Distributions from our joint ventures are subject to the discretion of their respective management committees. In addition, from time to time, our joint ventures and some of our subsidiaries have separate credit arrangements that contain various restrictive covenants. Among other things, those covenants limit or restrict each such company's ability to make distributions to us under certain circumstances. Further, each joint venture's charter documents typically vest in its management committee sole discretion regarding distributions. We cannot assure you that any of our joint ventures or any of our unrestricted subsidiaries will continue to make distributions to us at current levels or at all.

     Moreover, pursuant to some of the joint venture and subsidiary credit arrangements, we have agreed to return a limited amount of the distributions made to us by the applicable company if certain conditions exist.

  WE CANNOT CAUSE OUR JOINT VENTURES TO TAKE OR NOT TO TAKE CERTAIN ACTIONS UNLESS SOME OR ALL OF OUR JOINT VENTURE PARTICIPANTS AGREE.

     Due to the nature of joint ventures, each participant (including us) in each of our joint ventures has made substantial investments (including contributions and other commitments) in that joint venture and, accordingly, has required that the relevant charter documents contain certain features designed to provide each participant with the opportunity to participate in the management of the joint venture and to protect its investment in that joint venture, as well as any other assets which may be substantially dependent on or otherwise affected by the activities of that joint venture. These participation and protective features include a corporate governance structure that requires at least a majority in interest vote to authorize many basic activities and requires a greater voting interest (sometimes up to 100%) to authorize more significant activities. Depending on the particular joint venture, these more significant activities might involve large expenditures or contractual commitments, the construction or acquisition of assets, borrowing money or otherwise raising capital, transactions with affiliates of a joint venture participant, litigation and transactions not in the ordinary course of business, among others. Thus, without the concurrence of joint venture participants with enough voting interests, we cannot cause any of our joint ventures to take or not to take certain actions, even though those actions may be in the best interest of the particular joint venture or us.

  WE DO NOT HAVE THE SAME FLEXIBILITY AS OTHER TYPES OF ORGANIZATIONS TO ACCUMULATE CASH AND EQUITY TO PROTECT AGAINST ILLIQUIDITY IN THE FUTURE.

     Unlike a corporation, our partnership agreement requires us to make quarterly distributions to our unitholders of all available cash reduced by any amounts reserved for commitments and contingencies, including capital and operating costs and debt service requirements. The value of our units and other limited partner interests will decrease in direct correlation with decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue more equity to recapitalize.

  CHANGES OF CONTROL OF OUR GENERAL PARTNER MAY ADVERSELY AFFECT YOU.

     Our results of operations and, thus, our ability to pay amounts due under the debt securities and to make cash distributions could be adversely affected if there is a change of control of our general partner. For example, El Paso Corporation and its affiliates are parties to various credit agreements and other financing arrangements, the obligations of which may be collateralized (directly or indirectly). El Paso Corporation and its affiliates have used, and may use in the future, their interests, which include our general partner interest, common units and Series B preference units as collateral. These arrangements may allow such lenders to foreclose on that collateral in the event of a default. Further, El Paso Corporation could sell our general partner or any of the common units or other limited partner interests it holds. El Paso Corporation's sale of our general partner would constitute a change of control under our existing credit agreement and indentures. In such a circumstance, our indebtedness for borrowed money would effectively become due and payable unless our creditors agreed otherwise, and we might be required to refinance our indebtedness. In addition, El Paso Corporation could sell control of our general partner to another company with less familiarity and experience with our businesses and with different business philosophies and objectives. We cannot assure you that we would be able to refinance our indebtedness or that any such acquiror would continue our current business strategy, or even a business strategy economically compatible with our current business strategy.

TAX RISKS

     For general discussion of the expected federal income tax consequences of owning and disposing of our units or other limited partner interests, see "Income Tax Considerations" beginning on page 38.

  WE HAVE NOT RECEIVED A RULING OR ASSURANCES FROM THE IRS ON ANY MATTERS AFFECTING US.

     We have not requested, and will not request, any ruling from the Internal Revenue Service, or IRS, with respect to our classification, or the classification of any of our subsidiaries which are organized as limited liability companies or partnerships, as a partnership for federal income tax purposes or any other matter affecting us or our subsidiaries. Accordingly, the IRS may propose positions that differ from the conclusions expressed by our counsel in this base prospectus. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of those conclusions, and some or all of those conclusions ultimately may not be sustained. The limited partners and our general partner will bear, directly or indirectly, the costs of any contest with the IRS.

  OUR TAX TREATMENT DEPENDS ON OUR PARTNERSHIP STATUS AND IF THE IRS TREATS US AS A CORPORATION FOR TAX PURPOSES, IT WOULD ADVERSELY AFFECT DISTRIBUTIONS TO OUR UNITHOLDERS AND OUR ABILITY TO MAKE PAYMENTS ON OUR DEBT SECURITIES.

     Based upon the continued accuracy of the representations of our general partner set forth in "Income Tax Considerations -- Partnership Status" on page 39, our counsel believes that under current law and regulations we and our subsidiaries which are limited liability companies or partnerships have been and will be classified as partnerships for federal income tax purposes or will be ignored as separate entities for federal income tax purposes. However, as stated above, we have not requested, and will not request, any ruling from the IRS as to this status, and our counsel's opinion is not binding on the IRS. In addition, you cannot be sure that those representations will continue to be accurate. If the IRS were to challenge our federal income tax status or the status of one of our subsidiaries, such a challenge could result in (1) an audit of each unitholder's entire tax return and (2) adjustments to items on that return that are unrelated to the ownership of units or other limited partner interests. In addition, each unitholder would bear the cost of any expenses incurred in connection with an examination of its personal tax return. Except as specifically noted, this discussion assumes that we and our subsidiaries which are organized as limited liability companies or partnerships have been and are treated as single member limited liability companies disregarded from their owners or partnerships for federal income tax purposes.

     If we or any of our subsidiaries which are organized as limited liability companies were taxable as a corporation for federal income tax purposes in any taxable year, its income, gain, losses and deductions would be reflected on its tax return rather than being passed through (proportionately) to unitholders, and its net income would be taxed at corporate rates. This would materially and adversely affect our ability to make payments on our debt securities. In addition, some or all of the distributions made to unitholders would be treated as dividend income and would be reduced as a result of the federal, state and local taxes paid by us or our subsidiaries.

  WE MAINTAIN UNIFORMITY OF OUR LIMITED PARTNER INTERESTS THROUGH NONCONFORMING DEPRECIATION CONVENTIONS.

     Since we cannot match transferors and transferees of our limited partner interests, we must maintain uniformity of the economic and tax characteristics of the limited partner interests to their purchasers. To maintain uniformity and for other reasons, we have adopted certain depreciation conventions which may not conform with all aspects of certain Treasury Regulations. The IRS may challenge those conventions and, if such a challenge were sustained, the uniformity or the value of our limited partner interests may be affected. For example, non-uniformity could adversely affect the amount of tax depreciation available to unitholders and could have a negative impact on the value of their limited partner interests.

  UNITHOLDERS CAN ONLY DEDUCT CERTAIN LOSSES.

     Any losses that we generate will be available to offset future income (except certain portfolio net income) that we generate and cannot be used to offset income from any other source, including other passive activities or investments unless the unitholder disposes of its entire interest.

  UNITHOLDERS' PARTNERSHIP TAX INFORMATION MAY BE AUDITED.

     We will furnish each unitholder a substitute Schedule K-1 that sets forth its allocable share of income, gains, losses and deductions. In preparing this schedule, we will use various accounting and reporting conventions and various depreciation and amortization methods we have adopted. We cannot guarantee that this schedule will yield a result that conforms to statutory or regulatory requirements or to administrative pronouncements of the IRS. Further, our tax return may be audited, and any such audit could result in an audit of each unitholder's individual tax return as well as increased liabilities for taxes because of adjustments resulting from the audit.

  UNITHOLDERS' TAX LIABILITY RESULTING FROM AN INVESTMENT IN OUR LIMITED PARTNER INTERESTS COULD EXCEED ANY CASH UNITHOLDERS RECEIVE AS A DISTRIBUTION FROM US OR THE PROCEEDS FROM DISPOSITIONS OF THOSE SECURITIES.

     A unitholder will be required to pay federal income tax and, in certain cases, state and local income taxes on its allocable share of our income, whether or not it receives any cash distributions from us. We cannot guarantee that a unitholder will receive cash distributions equal to its allocable share of taxable income from us. In fact, a unitholder may incur tax liability in excess of the amount of cash distribution we make to it or the cash it receives on the sale of its units or other limited partner interests.

  TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS MAY EXPERIENCE ADVERSE TAX CONSEQUENCES FROM OWNERSHIP OF OUR SECURITIES.

     Investment in our securities by tax-exempt organizations and regulated investment companies raises issues unique to such persons. Virtually all of our income allocated to a tax-exempt organization will be unrelated business taxable income and will be taxable to such tax-exempt organization. Additionally, very little of our income will qualify for purposes of determining whether an investor will qualify as a regulated investment company. Furthermore, an investor who is a nonresident alien, a foreign corporation or other foreign person will be required to file federal income tax returns and to pay taxes on his share of our taxable income because he will be regarded as being engaged in a trade or business in the United States as a result of his ownership of units or other limited partnership units. We have the right to redeem units or other limited partner interests held by certain non-U.S. residents or holders otherwise not qualified to become one of our limited partners.

  WE ARE REGISTERED AS A TAX SHELTER. ANY IRS AUDIT WHICH ADJUSTS OUR RETURNS WOULD ALSO ADJUST EACH UNITHOLDER'S RETURNS.

     We have been registered with the IRS as a "tax shelter." The tax shelter registration number is 93084000079. As a result, we cannot be sure that we will not be audited by the IRS or that tax adjustments will not be made. The right of a unitholder owning less than a 1% profit interest in us to participate in the income tax audit process is limited. Further, any adjustments in our tax returns will lead to adjustments in each unitholder's returns and may lead to audits of each unitholder's returns and adjustments of items unrelated to us. Each unitholder would bear the cost of any expenses incurred in connection with an examination of its personal tax return.

  UNITHOLDERS MAY HAVE NEGATIVE TAX CONSEQUENCES IF WE DEFAULT ON OUR DEBT OR SELL ASSETS.

     If we default on any of our debt, the lenders will have the right to sue us for non-payment. Such an action could cause an investment loss and cause negative tax consequences for each unitholder through the realization of taxable income by it without a corresponding cash distribution. Likewise, if we were to dispose of assets and realize a taxable gain while there is substantial debt outstanding and proceeds of the sale were applied to the debt, each unitholder could have increased taxable income without a corresponding cash distribution.

  WE WILL TREAT EACH PURCHASER OF UNITS AS HAVING THE SAME TAX BENEFITS WITHOUT REGARD TO THE UNITS PURCHASED. THE IRS MAY CHALLENGE THIS TREATMENT, WHICH COULD ADVERSELY AFFECT THE VALUE OF THE UNITS.

     Because we cannot match transferors and transferees of common units, we have adopted depreciation and amortization positions that do not conform with all aspects of Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to your tax returns. Please read "Tax Considerations -- Uniformity of Units" for a further discussion of the effect of the depreciation and amortization positions we adopt.

  YOU WILL LIKELY BE SUBJECT TO STATE AND LOCAL TAXES IN STATES WHERE YOU DO NOT LIVE AS A RESULT OF AN INVESTMENT IN OUR UNITS.

     In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property and in which you do not reside. You may be required to file state and local income tax returns and pay state and local income taxes in many or all of the jurisdictions in which we do business. Further, you may be subject to penalties for failure to comply with those requirements. We own assets and do business in five states. Four of these states currently impose a personal income tax on partners of partnerships doing business in those states but who are not residents of those states. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                   YEAR ENDED DECEMBER 31,
                      NINE MONTHS ENDED    ----------------------------------------
                      SEPTEMBER 30, 2001   2000     1999     1998     1997     1996
                      ------------------   ----     ----     ----     ----     ----
                         2.32              1.53     1.80     1.17     --(1)    3.36

---------------

(1) Earnings were inadequate to cover fixed charges by $5,362,000 for 1997.

     These computations include us and our Restricted Subsidiaries. For these ratios, "earnings" is the aggregate of the following items:

     - pre-tax income from continuing operations before adjustment for

       - minority interests in consolidated subsidiaries and

       - income or loss from equity investees;

     - plus fixed charges;

     - plus distributed income of equity investees;

     - less interest capitalized; and

     - less minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

     The term "fixed charges" means the sum of the following:

     - interest expensed and capitalized, including amortized premiums, discounts and capitalized expenses related to indebtedness; and

     - an estimate of the interest within rental expenses.

                                USE OF PROCEEDS

     Unless we specify otherwise in a related prospectus supplement, the net proceeds (after the payment of offering expenses and underwriting discounts or commissions) we receive from the sale of the limited partner interests and debt securities offered by this base prospectus and any prospectus supplement will be used for general partnership purposes, including constructing, purchasing or otherwise acquiring additional assets and repaying indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

     Unless we specify otherwise in a related prospectus supplement, our debt securities will have the characteristics described in this section.

     Our debt securities will be:

     - our direct unsecured general obligations; and

     - either senior debt securities or senior subordinated debt securities.

     Senior debt securities will be issued under a "senior indenture" and senior subordinated debt securities will be issued under a "senior subordinated indenture." Together the senior indenture and senior subordinated indenture are called the "indentures." We will enter into the indentures with a trustee that is qualified to act under the Trust Indenture Act of 1939 (together with any other trustee(s) chosen by us and appointed in a supplemental indenture with respect to a particular series of debt securities, as the "Trustee"). We will identify the Trustee for each series of debt securities in the applicable prospectus supplement. The form of indenture and any supplemental indenture will be filed by us from time to time by means of an exhibit to a Current Report on Form 8-K and will be available for inspection at the corporate trust office of the Trustee, or as described under "Where You Can Find More Information." Each indenture will be subject to, and governed by, the Trust Indenture Act. We will execute an indenture or, if applicable, a supplemental indenture if and when we issue any debt securities.

     We summarized the material provisions of the indentures in the following order:

     - those provisions that apply only to the senior indenture;

     - those provisions that apply only to the senior subordinated indenture;
       and

     - those provisions that apply to both indentures.

     We have not restated the indentures in their entirety. You should read the indentures, because they, and not this description, control your rights as holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the indentures. In this description, the word "Issuers" refers only to El Paso Energy Partners and El Paso Finance and not to any of their subsidiaries and any reference to "El Paso Energy Partners" or "El Paso Finance" does not include any of their respective subsidiaries.

SPECIFIC TERMS OF EACH SERIES OF DEBT SECURITIES IN THE PROSPECTUS SUPPLEMENT

     A prospectus supplement relating to any series of debt securities being offered will describe the specific terms of those debt securities. These terms will include some or all of the following:

     - the form and title of the debt securities;

     - the total principal amount;

     - the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

     - the maturity date;

     - any right we may have to defer payments of interest by extending the dates payments are due whether interest on those deferred amounts will be payable as well and the maximum length of the deferral period;

     - the interest rate, if any, and the method for calculating the interest rate;

     - the interest payment dates and the record dates for the interest payments;

     - the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

     - any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

     - the place where principal and interest will be payable;

     - whether the debt securities will be issuable in registered form or bearer form or both and, if bearer securities are issuable, any special provisions or restrictions applicable to the exchange of one form for another and the offer, sale and delivery of bearer securities;

     - any listing on a securities exchange; and

     - other specific terms, including events of default and covenants provided for with respect to the debt securities.

     Any particular series of debt securities may contain covenants limiting:

     - the incurrence of additional debt (including guarantees) by us and our affiliates;

     - the making of certain payments by us and our affiliates;

     - our business activities and those of our affiliates;

     - the issuance of other securities by our affiliates;

     - asset dispositions;

     - transactions with our affiliates;

     - a change of control;

     - the incurrence of liens; and

     - certain mergers and consolidations involving us and our affiliates.

PROVISIONS ONLY IN THE SENIOR INDENTURE

     The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt and senior in right of payment to any of our subordinated debt. The senior debt securities will be effectively subordinated to all of our secured debt. We will disclose the amount of our secured debt in the prospectus supplement.

PROVISIONS ONLY IN THE SENIOR SUBORDINATED INDENTURE

  SUBORDINATION TO SENIOR DEBT

     The senior subordinated debt securities will rank junior in right of payment to all of our senior debt. "Senior debt" will be defined to include all notes or other evidences of debt, including our guarantees for money we borrowed, not expressed to be subordinate or junior in right of payment to any other of our debt.

  PAYMENT BLOCKAGES

     The senior subordinated indenture will generally provide that we may not make any payment or distribution in respect of the senior subordinated debt securities if:

     - a default in the payment of principal, premium or interest (and other obligations in the case of credit facilities) on any senior debt permitted under the indenture the principal amount of which exceeds the amount specified in the senior subordinated indenture and that has been designated by El Paso Energy Partners as "Designated Senior Debt" occurs and is continuing; or

     - any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default from us or the holders of any Designated Senior Debt.

PROVISIONS IN BOTH INDENTURES

  GUARANTY OF DEBT SECURITIES BY SUBSIDIARIES

     We are a holding company that conducts all of our operations through our subsidiaries. Each indenture will require that our Restricted Subsidiaries (other than El Paso Finance) jointly and severally guarantee, as "Subsidiary Guarantors," the Issuers' payment obligations under these debt securities. Each guarantee and the related obligations will be subordinated to the prior payment in full of all Senior Debt of that Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law.

     Any Restricted Subsidiary that guarantees indebtedness of either of the Issuers or any other Restricted Subsidiary at a time when it is not a Subsidiary Guarantor shall execute a guarantee. In addition, if El Paso Energy Partners or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary after the date of the indenture that guarantees any indebtedness of either of the Issuers, then that newly acquired or created Restricted Subsidiary must become a Subsidiary Guarantor.

     The indentures will describe the terms and conditions relating to the designation of a subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary. Initially, we expect that the Subsidiary Guarantors will be Argo II, L.L.C., Crystal Holding, L.L.C., Crystal Properties and Trading Company, L.L.C., Delos Offshore Company, L.L.C., East Breaks Gathering Company, L.L.C., El Paso Energy Partners Deepwater, L.L.C., El Paso Energy Partners Oil Transport, L.L.C., El Paso Energy Partners Operating Company, L.L.C., First Reserve Gas, L.L.C., Flextrend Development Company, L.L.C., Green Canyon Pipe Line Company, L.P., Hattiesburg Gas Storage Company, Hattiesburg Industrial Gas Sales Company, L.L.C., High Island Offshore System, L.L.C., Manta Ray Gathering Company, L.L.C., Petal Gas Storage Company, L.L.C., Poseidon Pipeline Company, L.L.C., VK Deepwater Gathering Company, L.L.C. and VK-Main Pass Gathering Company, L.L.C. The obligations of each Subsidiary Guarantor with respect to the debt securities under its guarantee will be subordinated to its Senior Debt on the same basis as those debt securities are subordinated to Senior Debt.

  SUBORDINATION TO INDEBTEDNESS OF NON-GUARANTOR SUBSIDIARIES

     The debt securities will be effectively subordinated to claims of all creditors of any of our subsidiaries that are not guarantors of the notes, such as Argo I, L.L.C. and Argo, L.L.C. If a non-guarantor subsidiary defaults on its debt, the holders of the debt securities would not receive any money from that subsidiary until its debts are repaid in full. Most of our existing subsidiaries will guarantee the notes.

  MODIFICATION OF INDENTURES

     Under the indentures, generally we and the Trustee will be able to modify our rights and obligations and the rights of the holders with the consent of the holders of a specified percentage of the outstanding holders of each series of debt affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against any holder without its consent. In addition, we and the Trustee will be able to amend the indentures without the consent of any holder of the debt securities to make technical changes.

  NO LIMIT ON AMOUNT OF DEBT SECURITIES

     Neither of the indentures will limit the amount of debt securities that the Issuers may issue. Each indenture allows the Issuers to issue additional debt securities under the indenture up to the principal amount that we authorize.

  REGISTRATION OF DEBT SECURITIES

     The Issuers may issue debt securities of a series in registered, bearer, coupon or global form.

  MINIMUM DENOMINATIONS

     Unless the prospectus supplement for each issuance of debt securities states otherwise, the debt securities will be issued in registered form in amounts of $1,000 each or multiples of $1,000.

  NO PERSONAL LIABILITY OF OUR GENERAL PARTNER

     Our general partner and its directors, officers, employees and shareholders will not have any liability for our obligations under the indentures or the debt securities. By accepting a debt security, you waive and release these parties from this liability. Your waiver and release are part of the consideration for the issuance of the debt securities.

  PAYMENT AND TRANSFER

     If a holder has given wire transfer instructions to the Issuers, the Issuers will make all payments of principal, any premium, and interest on the debt securities in accordance with those instructions. All other payments on these debt securities will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

     A holder may transfer or exchange debt securities in accordance with the indentures. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indentures. The Issuers are not required to transfer or exchange any debt security selected for redemption or repurchase (except in the case of a debt security to be redeemed or repurchased in part, the portion not to be redeemed or repurchased).

  DISCHARGING OUR OBLIGATIONS

     The Issuers may elect to discharge their obligations with respect to the outstanding debt securities and have all obligations of the Subsidiary Guarantors discharged with respect to their guarantees except for:

     - the rights of holders of outstanding debt securities to receive payments in respect of the principal of, premium, if any, and interest on such debt securities when such payments are due (except as set forth in the indentures) from the list referred to below;

     - the Issuers' obligations with respect to the debt securities concerning issuing temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and money for security payments held in trust;

     - the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' obligations in connection therewith;

     - the legal defeasance provisions of the indentures; and

     - the Issuers' rights of optional redemption.

     In addition, El Paso Energy Partners may elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants that are described in the indentures and thereafter any omission to comply with those covenants shall not constitute a default or event of default with respect to the debt securities. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer constitute an event of default with respect to the debt securities.

     The Issuers may discharge their obligations with respect to the outstanding debt securities and have all obligations of the Subsidiary Guarantors discharged with respect to their guarantees or release the Issuers' obligations and the Subsidiary Guarantors from covenant restrictions only if we meet certain requirements as described in the indentures.

  BOOK ENTRY, DELIVERY AND FORM

     The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement.

     Unless otherwise stated in any prospectus supplement, the debt securities will be represented by one permanent global registered debt security in global form, without interest coupons. The global debt securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee. This means that the Issuers will not issue certificates to each holder. One global debt security will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificate debt security, a global debt security may not be transferred, except that the DTC, its nominees and their successors may transfer a global debt security as a whole to one another.

     Beneficial interest in global debt securities will be shown on, and transfers of global debt securities will be made only through, records maintained by DTC and its participants.

     DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of
Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

     DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     Payments in respect of the principal of premium, if any, and interest on global debt securities registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under each indenture. Consequently, none of the Issuers, the Trustee nor any agent of El Paso Energy Partners or the Trustee has or will have any responsibility or liability to pay amounts due on the global debt securities to owners of beneficial interests in the global debt securities.

     DTC has advised us that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the debt securities is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the global debt securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global debt securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or the Issuers.

     Debt securities represented by a global debt security will be exchangeable for certificate debt securities with the same terms in authorized denominations only if:

     - DTC notifies the Issuers that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

     - the Issuers determine not to require all of the debt securities of a series to be represented by a global debt security and notify the Trustee of our decision; or

     - a default or event of default has occurred and is continuing with respect to the debt securities.

  THE TRUSTEE

     Resignation or Removal of Trustee. Under the provisions of the indentures and the Trust Indenture Act of 1939, as amended, governing trustee conflicts of interest, any uncured event of default with respect to any series of debt securities will force the Trustee to resign as trustee under the indentures. Any resignation or removal of the Trustee will require the appointment of a successor trustee in accordance with the terms of the indentures.

     The Trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the Trustee with respect to the debt securities of such series.

     Limitation on Trustee if it is Our Creditor. If the Trustee becomes a creditor of El Paso Energy Partners or any Subsidiary Guarantor, the indentures limit its right to obtain payment of claims in certain cases, or to realize on certain property received in aspect of any such claim as security or otherwise.

     Annual Trustee Report to Holders of Debt Securities. The Trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the Trustee's eligibility to serve as such, the priority of the Trustee's claims regarding certain advances made by it, and any action taken by the Trustee materially affecting the debt securities.

     Certificates and Opinions to be Furnished to Trustee. Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of the indenture, every application by us or any Subsidiary Guarantor for action by the Trustee shall be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

                    DESCRIPTION OF LIMITED PARTNER INTERESTS

     As of December 31, 2001, we had 39,738,974 common units representing limited partner interests and 125,392 Series B preference units representing limited partner interests outstanding. On that date, the public owned 29,308,140 common units, or 74% of our outstanding common units, and El Paso Corporation, through its subsidiaries, owned 10,430,834 common units, or 26% of our outstanding common units, 125,392 Series B preference units (with a liquidation value of $143 million) and our 1% general partner interest.

     The following description sets forth certain general terms and provisions of capital securities representing limited partner interests we are authorized by our partnership agreement to issue. You should refer to the applicable provisions of our partnership agreement, and the documents we have incorporated by reference, for a complete statement of the terms and rights of the securities we are authorized to issue.

     The board of directors of our general partner can, without limited partner approval, issue from time to time one or more series or classes of limited partner interest or other capital securities, including capital securities with rights to distributions and allocations or in liquidation equal or superior to the units currently outstanding. The board of directors can also determine the voting powers, designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions of any series or class and the number of units or other limited partner interests constituting any series or class of capital securities representing limited partner interests.

     If we offer a new series or class of capital securities representing limited partner interests, the particular terms of such securities will be described in a prospectus supplement.

RIGHTS TO CASH DISTRIBUTIONS

     General. Our limited partner interests (common, preference or other units) are capital securities entitled (1) to participate in distributions of available cash that may be made from time to time and (2) in the event we liquidate or wind-up, to share in any of our assets remaining after satisfaction of our liabilities. Except to the extent our general partner has earned the right to receive any incentive distributions, we will distribute our available cash constituting cash from operations 1% to our general partner and 99% to our limited partners, which amounts will be allocated among our limited partners based on the type and number of units held. Our general partner will become entitled, as an incentive, to a greater share of the distributions of available cash constituting cash from operations to the extent that available cash exceeds specified target levels that are above $0.325 per unit per quarter, as further described below.

     Our partnership agreement requires us to distribute all of our "available cash," as such term is defined in our partnership agreement. Generally, "available cash" means, for the applicable quarter, all cash receipts for such quarter and any reductions in reserves established in prior quarters less all cash disbursements made in such quarter and additions to reserves, as determined by our general partner. Our partnership agreement characterizes available cash into two categories -- "cash from operations" and "cash from interim capital contributions." This distinction affects the amounts distributed to the unitholders relative to our general partner and the priority of distributions to preference unitholders relative to common unitholders. "Cash from operations," which is determined on a cumulative basis, generally refers to all cash generated by the operations of our business (excluding any cash from interim capital transactions), after deducting related cash operating expenditures, cash debt service payments, cash capital expenditures, reserves and certain other items. "Cash from interim capital transactions" will, generally, be generated only by (1) borrowings and sales of debt securities by us (other than for working capital purposes and other than for goods or services purchased on open account in the ordinary course of business), (2) sales of equity interests in us for cash and (3) sales or other voluntary or involuntary dispositions of any of our assets for cash (other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business).

     Amounts of cash distributed by us on any date from any source will be treated as a distribution of cash from operations, until the sum of all amounts so distributed to the unitholders and to our general partner (including any incentive distributions) equals the aggregate amount of all cash from operations from February 19, 1993 through the end of the calendar quarter prior to such distribution. Any amount of such cash (irrespective of its source) distributed on such date which, together with prior distributions of cash from operations, is in excess of the aggregate amount of all cash from operations from February 19, 1993 through the end of the calendar quarter prior to such distribution will be deemed to constitute cash from interim capital transactions and will be distributed accordingly. If cash that is deemed to constitute cash from interim capital transactions is distributed in respect of each unit in an aggregate amount per such unit equal to the unrecovered capital with respect thereto, the distinction between cash from operations and cash from interim capital transactions will cease, and all cash will be distributed as cash from operations.

     Capital expenditures that our general partner determines are necessary or desirable to maintain our facilities and operations (as distinguished from capital expenditures made to expand the capacity of such facilities or make strategic acquisitions) will reduce the amount of cash from operations. Therefore, if our general partner were to determine that substantial capital expenditures were necessary or desirable to maintain our facilities, the amount of cash distributions that are deemed to constitute cash from operations would decrease and, if such expenditures were subsequently refinanced and all or a portion of the proceeds distributed to unitholders, the amount of cash distributions deemed to constitute cash from interim capital transactions might increase.

     Quarterly Distributions of Available Cash. Our partnership agreement requires us to distribute available cash for each calendar quarter within 45 days after the end of such quarter.

     Participation in Distributions. The holders of our common units are entitled to fully participate in quarterly distributions of available cash constituting cash from operations, subject to the right of our general partner to receive the incentive distributions described below, the rights of holders of our Series B preference units described below in "-- Relationship to Series B Preference Units", and the right of holders of any capital securities we issue in the future to receive any priority distributions attributable to such securities. The holders of our Series B preference units do not have the right to fully participate in distributions of available cash constituting cash from operations. They do not participate in such distributions in excess of their liquidation value plus any accretions.

     Seniority. Prior to October 1, 2010, the Series B preference units do not participate in distributions except and to the extent we decide, in our sole discretion, to make distributions on those preference units. On and after October 1, 2010, the Series B preference unit distribution rights are senior to the common unit distribution rights, and we will not be permitted to make any distributions in respect of any of our units until we have paid aggregate distributions in respect of each of our Series B preference units equal to the liquidation value plus accretions through the date of the last distribution. Such rights are cumulative, and arrearages will accrue. Our common units do not have cumulative distribution participation rights, and no arrearages will accrue.

     Holders of our common units are entitled to fully participate in quarterly distributions of available cash, subject to the right of our general partner to receive the incentive distributions described below, the rights of Series B preference units described below in "-- Relationship to Series B Preference Units," and the rights of holders of any capital securities we may issue in the future.

     In the future, we may issue unlimited amounts of additional capital securities that would participate in, or have preferences with respect to, distributions of available cash constituting cash from operations, whether up to or in excess of the minimum quarterly distribution amount.

     The minimum quarterly distribution and the specified target levels relating to incentive distributions may be adjusted under certain circumstances in accordance with our partnership agreement.

     Distribution of Cash from Operations, up to the Minimum Quarterly Distribution, on all Common Units. Available cash constituting cash from operations in respect of any calendar quarter will be distributed in the following manner until October 1, 2010:

     - first, to the extent that our general partner has decided (in its sole discretion) to make a distribution in respect of the Series B preference units, 99% will be distributed to the Series B preference unitholders, pro rata, and 1% will be distributed to our general partner until there has been distributed in respect of each Series B preference unit an amount equal to such discretionary distribution amount for such quarter;

     - second, 99% will be distributed to the common unitholders, pro rata, and 1% will be distributed to our general partner until there has been distributed in respect of each common unit an amount equal to the minimum quarterly distribution for such quarter; and

     - thereafter, in the manner described under "-- Incentive Distributions" below.

Notwithstanding the foregoing, the minimum quarterly distribution is subject to adjustment as described below.

     Incentive Distributions. Subject to the payment of incentive distributions to our general partner if certain target levels of distributions of available cash constituting cash from operations to preference and common unitholders are achieved, distributions of available cash are made 99% to the limited partners and 1% to our general partner. For any calendar quarter with respect to which available cash constituting cash from operations is distributed in respect of our common units in an amount equal to the minimum quarterly distribution of $0.275 per unit, any additional available cash constituting cash from operations will be allocated between our general partner and the common unitholders at differing percentage rates, which increase the share of such additional available cash allocable to our general partner. As an incentive, in respect of its 1% interest, our general partner's share of such quarterly cash distributions in excess of $0.325 per common unit will increase depending on the relevant target distribution level achieved.

     The following table illustrates the percentage allocation of distributions of available cash among the unitholders and our general partner up to the various target distribution levels.

                                                                        PERCENT OF MARGINAL
                                                                          AVAILABLE CASH
                                                         QUARTERLY        DISTRIBUTED TO
                                                        DISTRIBUTION   ---------------------
                                                         AMOUNT PER      COMMON      GENERAL
                                                         UNIT UP TO    UNITHOLDERS   PARTNER
                                                        ------------   -----------   -------
Minimum Quarterly Distribution........................     $0.275          99%          1%
First Target Distribution.............................     $0.325          99%          1%
Second Target Distribution............................     $0.375          86%         14%
Third Target Distribution.............................     $0.425          76%         24%
Thereafter............................................     $0.425          51%         49%

     In August 2000, we issued $170 million of Series B preference units to an affiliate of El Paso Corporation in exchange for our Crystal natural gas storage businesses. These Series B preference units have rights to income allocations on a cumulative basis, compounded semi-annually at an annual rate of 10%. We are not obligated to pay cash distributions on these Series B preference units until 2010, when the rate will increase to 12%. On and after October 1, 2010, the common unitholders will not be entitled to any distributions unless and until the Series B preference unitholders have received cash distributions equal to the accumulated income through that date. In October 2001, we redeemed 44,608 Series B preference units at their liquidation value of $50 million. As of December 31, 2001, we had 125,392 Series B preference units outstanding (with a liquidation value of $143 million).

     Distributions of Cash from Interim Capital Transactions. Distributions on any date by us of available cash constituting cash from interim capital transactions will be distributed 99% to unitholders and 1% to our general partner until a hypothetical holder of each type of our units has received with respect to such units distributions of available cash constituting cash from interim capital transactions in an amount equal to such unit's unrecovered capital (being $10.25 for a common unit and the liquidation value plus accretions for a Series B preference unit). Thereafter, distributions of available cash that constitute cash from interim capital transactions will be distributed as if they were cash from operations, and because the minimum quarterly distribution and first, second and third target distribution levels will have been reduced to zero as described below, our general partner's share of distributions of available cash will increase, in general, to 49% of all distributions of available cash.

     Adjustment of the Minimum Quarterly Distribution and Target Distribution Levels. The minimum quarterly distribution, unrecovered capital per unit and the first, second and third target distribution levels will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of units (whether effected by a distribution payable in units or otherwise) but not by reason of the issuance of additional units for cash or property. For example, in the event of a two-for-one split of the common units (assuming no prior adjustments), then the minimum quarterly distribution, unrecovered capital for a unit and the first, second and third target distribution levels would each be reduced to 49% of its initial level. In addition, if unrecovered capital is reduced as a result of a distribution of available cash constituting cash from interim capital transactions, the minimum quarterly distribution and the first, second and third target distribution levels will be adjusted downward proportionately, by multiplying each such amount, as the same may have been previously adjusted, by a fraction, the numerator of which is the unrecovered capital immediately after giving effect to such distribution and the denominator of which is the unrecovered capital immediately prior to such distribution. With respect to our common units, "unrecovered capital" means, generally, the amount by which $10.25 per common unit exceeds the aggregate distributions of cash from interim capital transactions with respect to such common unit, as adjusted. For example, the initial unrecovered capital is $10.25 per common unit (which was the initial public offering price per unit, as adjusted for a two-for-one split); if cash from interim capital transactions of $7.50 per common unit is distributed to common unitholders (assuming no prior adjustments), then the amount of the minimum quarterly distribution, and of each of the target distribution levels, would be reduced to 26% of its initial level. If and when the unrecovered capital is zero, the minimum quarterly distribution and the first, second and third target distribution levels each will have been reduced to zero, and our general partner's share of distributions of available cash will increase, in general, to 49% of all distributions of available cash.

     The minimum quarterly distribution may also be adjusted if legislation is enacted or the interpretation or existing legislation is modified which causes us to become taxable as a corporation or otherwise subjects us to taxation as an entity for federal income tax purposes. In such event, the minimum quarterly distribution and the first, second and third target distribution levels for each quarter thereafter would be reduced to an amount equal to the product of (1) each of the minimum quarterly distribution and the first, second and third target distribution levels multiplied by (2) one minus the sum of (a) the estimated effective federal income tax rate to which we are subject as an entity plus (b) the estimated effective overall state and local income tax rate to which we are subject as an entity for the taxable year in which such quarter occurs. For example, if we were to become taxable as an entity for federal income tax purposes and we became subject to a combined estimated effective federal, state and local income tax rate of 38%, then the minimum quarterly distribution, and each of the target distribution levels, would be reduced to 62% of the amount thereof immediately prior to such adjustment.

     Distributions of cash from interim capital transactions will not reduce the minimum quarterly distribution in the quarter in which they are distributed.

     Distribution of Cash upon Liquidation. Following the commencement of our liquidation, our assets will be sold or otherwise disposed of, and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of such liquidation will first be applied to the payment of our creditors in the order of priority provided in the partnership agreement and by law, and thereafter, be distributed to the unitholders and our general partner in accordance with their respective capital account balances, as so adjusted.

     Partners are entitled to liquidation distributions in accordance with capital account balances. The allocations of gain or loss at the time of liquidation are intended to entitle the holders of outstanding Series B preference units to a preference over the holders of outstanding common units upon our liquidation, to the extent of their liquidation value. However, you cannot be sure that gain or loss will be sufficient to achieve this result. Series B preference unitholders will not be entitled to share with our general partner and common unitholders in our assets in excess of their liquidation value. The manner of such adjustment is as provided in the partnership agreement. Any gain (or unrealized gain attributable to assets distributed in kind) will be allocated to the partners as follows:

     - first, to our general partner and the holders of units which have negative balances in their capital accounts to the extent of and in proportion to such negative balance;

     - second, 99% to the Series B preference unitholders and 1% to our general partner, until the capital account for each Series B preference unit is equal to its liquidation value;

     - third, 99% to the common unitholders and 1% to our general partner until the capital account for each common unit is equal to the unrecovered capital in respect of such common unit;

     - fourth, 99% to all common unitholders and 1% to our general partner until there has been allocated under this clause fourth an amount per unit equal to (a) the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence, less (b) the amount per unit of any distributions of available cash constituting cash from operations in excess of the minimum quarterly distribution per unit which was distributed 99% to the common unitholders and 1% to our general partner for any quarter of our existence;

     - fifth, 86% to all common unitholders and 14% to our general partner until there has been allocated under this clause fifth an amount per unit equal to (a) the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence, less (b) the amount per unit of any distributions of available cash constituting cash from operations in excess of the first target distribution per unit which was distributed 86% to the common unitholders and 14% to our general partner for any quarter of our existence;

     - sixth, 76% to all common unitholders and 24% to our general partner until there has been allocated under this clause sixth an amount per unit equal to (a) the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence, less (b) the amount per unit of any distributions of available cash constituting cash from operations in excess of the second target distribution per unit which was distributed 76% to the common unitholders and 24% to our general partner for any quarter of our existence; and

     - thereafter, 51% to all common unitholders and 49% to our general partner.

     Any loss or unrealized loss will be allocated to the partners as follows:

     - first, to the Series B preference units in proportion to the positive balances of the Series B preference unitholders' capital accounts until the Series B preference unitholders' capital account balances are reduced to the amount of their liquidation value;

     - second, 1% to our general partner and 99% to all common unitholders in proportion to the positive balances in their respective capital accounts until all such capital accounts are reduced to zero;

     - third, to the Series B preference unitholders in proportion to, and to the extent of, the positive balances in their capital accounts until their capital accounts are reduced to zero; and

     - thereafter, the balance, if any, 100% to our general partner.

LIMITED CALL RIGHT

     If, at any time, nonaffiliates of our general partner own 15% or less of the issued and outstanding units or other limited partner interests of any class (including common units), then our general partner may call, or assign to us or its affiliates our right to call, such remaining publicly-held units or other limited partner interests at a purchase price equal to the greater of (1) the highest cash price paid by our general partner or its affiliates for any unit or other limited partner interest of such class purchased within the 90 days preceding the date our general partner mails notice of the election to call the units or other limited partner interests or (2) the average of the last reported sales price per unit or other limited partner interest of such class over the 20 trading days preceding the date five days before our general partner mails such notice.

VOTING RIGHTS

     Our general partner manages our day-to-day operations and strategic direction. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner on an annual or other continuing basis. Our general partner may not be removed except pursuant to the vote of the holders of at least 55% of our voting units, including common units owned by our general partner and its affiliates but excluding our Series B preference units. And to the extent our limited partners do have the right to vote on a particular matter, our general partner and its affiliates will be able to exert influence over such vote because of their 26% ownership interest in our common units as of the date of this base prospectus. Our voting unitholders are entitled to vote only on the following matters:

     - a merger or consolidation involving us;

     - the sale, exchange or other disposition of all or substantially all of our assets;

     - our conversion into a corporation for tax purposes;

     - the transfer of all of our general partner interest (but not the sale of our general partner);

     - the election of any successor general partner upon the current general partner's withdrawal;

     - the removal of our general partner;

     - our continuation upon an event of dissolution; and

     - certain amendments to our partnership agreement.

     In addition, voting unitholders of record will be entitled to notice of, and to vote at, meetings of our voting unitholders and to act with respect to matters as to which approvals may be solicited. The partnership agreement provides that voting units held in nominee or street name account will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

     Except to the extent required by law, holders of our Series B preference units do not have the right to vote.

PREEMPTIVE AND DISSENTER'S APPRAISAL RIGHTS

     Holders of limited partner interests do not have preemptive rights and do not have dissenters' rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation involving us or a sale of substantially all of our assets.

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TRANSFER AGENT AND REGISTRAR

     Duties. Mellon Investor Services acts as the registrar and transfer agent for our listed units and receives a fee from us for serving in such capacities. All fees charged by the transfer agent for transfers and withdrawals of units are borne by us and not by the limited partners, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes or other governmental charges, special charges for services requested by a limited partner and other similar fees or charges are borne by the affected limited partner. There is no charge to limited partners for disbursements of our distributions of available cash. We indemnify the transfer agent and its agents from certain liabilities.

     Resignation or Removal. The transfer agent may at any time resign, by notice to us, or be removed by us. Such resignation or removal will become effective upon the appointment by our general partner of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and has accepted such appointment with 30 days after notice of such resignation or removal, our general partner is authorized to act as the transfer agent and registrar until a successor is appointed.

TRANSFER OF LIMITED PARTNER INTERESTS

     Until a unit or other limited partner interest has been transferred on our books, we and the transfer agent may treat the record holder thereof as the absolute owner for all purposes, notwithstanding any notice to the contrary or any notation or other writing on the certificate representing such unit or other limited partner interest, except as otherwise required by law. Any transfer of a unit or other limited partner interest will not be recorded by the transfer agent or recognized by us unless certificates representing those units or other limited partner interests are surrendered. When acquiring units or other limited partner interests, the transferee of such units or other limited partner interests units:

     - is an assignee until admitted as a substituted limited partner;

     - automatically requests admission as a substituted limited partner;

     - agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

     - represents that such transferee has the capacity and authority to enter into our partnership agreement;

     - grants powers of attorney to our general partner and any liquidator of us;

     - makes the consents and waivers contained in our partnership agreement;
       and

     - certifies that such transferee is an eligible U.S. citizen as required by the FERC.

     An assignee will become a limited partner in respect of the transferred units or other limited partner interests upon the consent of our general partner and the recordation of the name of the assignee on our books and records. Such consent may be withheld in the sole discretion of our general partner. Our units or other limited partner interests are securities and are transferable according to the laws governing transfers of securities.

     In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in respect of the transferred units or other limited partner interests. A purchaser or transferee of units or other limited partner interests who does not become a limited partner obtains only (1) the right to assign the units or other limited partner interests to a purchaser or other transferee and (2) the right to transfer the right to seek admission as a substituted limited partner with respect to the transferred units or other limited partner interests. Thus, a purchaser or transferee of units or other limited partner interests who does not meet the requirements of limited partner admission will not be the record holder of such units or other limited partner interests, will not receive cash distributions unless the units or other limited partner interests are held in a nominee or street name account and the nominee or broker has ensured that such transferee satisfies such requirements of

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

admission with respect to such units or other limited partner interests and may not receive certain federal income tax information or reports furnished to holders of record.

FURTHER ASSESSMENTS

     Generally, limited partners will not be liable for assessments in addition to their initial capital investment in their units or other limited partner interests. Under certain circumstances, however, limited partners may be required to repay us amounts wrongfully returned or distributed to such limited partners. Under Delaware law, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and nonrecourse liabilities, exceed the fair value of the assets of the limited partnership. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under Delaware law, an assignee who becomes a substitute limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities that were unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

     If it were determined under Delaware law that certain actions which the limited partners may take under our partnership agreement constituted "control" of our business, then our limited partners could be held personally liable for our obligations to the same extent as our general partner.

RELATIONSHIP TO SERIES B PREFERENCE UNITS

     As of December 31, 2001, there were 125,392 Series B preference units outstanding (all of which were held by an affiliate of our general partner with a liquidation value of $143 million), which have certain rights that are superior to those of common units. These rights include:

     - an initial per unit liquidation preference (as of August 30, 2000) of $1,000, which liquidation preference increases semi-annually at an annual rate of 10% until October 1, 2010 and 12% thereafter; and

     - after October 1, 2010, the right to receive distributions equal to their liquidation preference before any further distributions are made in respect of any other limited partner interests.

                 CERTAIN OTHER PARTNERSHIP AGREEMENT PROVISIONS

     The following paragraphs are a summary of certain provisions of our partnership agreement as in effect on the date of this base prospectus. The following discussion is qualified in its entirety by reference to our partnership agreement.

PURPOSE

     Our stated purposes under our partnership agreement are to serve as the managing member of our subsidiaries and to engage in any business activity permitted under Delaware law. Our general partner is generally authorized to perform all acts deemed necessary to carry out these purposes and to conduct our business. Our partnership existence will continue until December 31, 2043, unless sooner dissolved pursuant to the terms of our partnership agreement.

AUTHORITY OF OUR GENERAL PARTNER

     Our general partner has a power of attorney to take certain actions, including the execution and filing of documents, on our behalf and with respect to our partnership agreement. However, our partnership agreement limits the authority of our general partner as follows:

     - Without the prior approval of at least a majority in interest of our limited partners, our general partner may not, among other things, (1) sell or exchange all or substantially all of our assets (whether in a single transaction or a series of related transactions) or (2) approve on our behalf the sale, exchange or other disposition of all or substantially all of our assets; however, our general partner may approve our mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval;

     - With certain exceptions generally described below under "-- Amendment of Partnership Agreement," an amendment to a provision of our partnership agreement generally requires the approval of the holders of at least
       66 2/3% of the outstanding limited partner interests;

     - With certain exceptions described below, any amendment that would materially and adversely affect the rights and preference of any type or class of partnership interests in relation to other types or classes of partnership interests will require the approval of the holders of at least a majority of such type or class of partnership interest (excluding those held by our general partner and its affiliates); and

     - In general, our general partner may not take any action, or refuse to take any reasonable action, the effect of which would be to cause us to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes, without the consent of the holders of at least 66 2/3% of the outstanding voting units, including common units owned by our general partner and its affiliates but excluding our Series B preference units.

WITHDRAWAL OR REMOVAL OF OUR GENERAL PARTNER

     Our general partner has agreed not to voluntarily withdraw as general partner on or prior to December 31, 2002 (with limited exceptions described below) without the approval of at least a majority of the remaining outstanding voting units and an opinion of counsel that (following the selection of a successor) its withdrawal would not result in the loss of limited liability or cause us to be taxed as a corporation or other entity for federal income tax purposes.

     After December 31, 2002, our general partner may withdraw by giving 90 days' written notice. If an appropriate opinion of counsel cannot be obtained, we would be dissolved as a result of such withdrawal.

     Our general partner may not be removed, with or without cause, as general partner except upon approval by the affirmative vote of the holders of not less than 55% of the outstanding voting units, subject to the satisfaction of certain conditions.

     In the event of withdrawal of our general partner where such withdrawal violates our partnership agreement or removal of our general partner for "cause," a successor general partner will have the option to acquire the general partner interest of the departing general partner (the "Departing Partner") and, if requested by the Departing Partner, its nonmanaging member interests in our subsidiaries, for a fair market value cash payment. Under all other circumstances where our general partner withdraws or is removed by our limited partners, the Departing Partner will have the option to require the successor general partner to acquire the general partner and nonmanaging member interests of the Departing Partner for a fair market value cash payment.

     Our general partner may transfer all, but not less than all, of its general partner interest and its nonmanaging interests in our subsidiaries without the approval of our voting unitholders (1) to an affiliate of our general partner or
(2) upon its merger or consolidation into another entity or the transfer of all or substantially all of its assets to another entity. In the case of any other transfer, in addition to the foregoing requirements, the approval of the holders of at least a majority of the outstanding voting units is required, excluding for purposes of such determination voting units held by our general partner and its affiliates. However, no approval of the voting unitholders is required for transfers of the stock or other securities representing equity interest in our general partner.

AMENDMENT OF PARTNERSHIP AGREEMENT

     Amendments to our partnership agreement may be proposed only by our general partner. Proposed amendments (other than those described below) must be approved by holders of at least 66 2/3% of the outstanding voting units, except (1) that any amendment that would have a disproportionate material adverse effect on a class of units or other limited partner interests will require the approval of the holders of at least a majority of the outstanding limited partner interests (excluding those held by our general partner and its affiliates) of the class so affected or (2) as otherwise provided in our partnership agreement. No provision of our partnership agreement that establishes a percentage of outstanding limited partner interests required to take any action may be amended or otherwise modified to reduce such voting requirement without the approval of the holders of that percentage of outstanding limited partner interests constituting the voting requirement sought to be amended.

     In general, amendments which would enlarge the obligations of any type or class of our limited partners or our general partner require the consent of such limited partners or general partner, as applicable. Notwithstanding the foregoing, our partnership agreement permits our general partner to make certain amendments to our partnership agreement without the approval of any limited partner, including, subject to certain limitations, (1) an amendment that in the sole discretion of our general partner is necessary or desirable in connection with the authorization of additional preference units or other capital securities, (2) any amendment made, the effect of which is to separate into a separate security, separate and apart from the units, the right of preference unitholders to receive any arrearage, and (3) several other amendments expressly permitted in our partnership agreement to be made by our general partner acting alone.

     In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if such amendments do not adversely affect the limited partners in any material respect, or are required by law or by our partnership agreement.

     No other amendments to our partnership agreement will become effective without the approval of at least 95% of the voting units unless we obtain an opinion of counsel to the effect that such amendment will not cause us to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes and will not affect the limited liability of any limited partner or any member of our subsidiaries.

MEETINGS; VOTING

     Record holders of voting units on the record date set pursuant to our partnership agreement will be entitled to notice of, and to vote at, meetings of voting unitholders. Meetings of our voting unitholders may only be called by our general partner or, with respect to meetings called to remove our general partner, by voting unitholders owning 55% or more of the outstanding voting units, including common units owned by our general partner and its affiliates but excluding our Series B preference units.

     Representation in person or by proxy of two-thirds (or a majority, if that is the vote required to take action at the meeting in question) of the outstanding voting units will constitute a quorum at a meeting of voting unitholders. Except for (1) a proposal for removal or withdrawal of our general partner, (2) the sale of all or substantially all of our assets or (3) certain amendments to our partnership agreement described above, substantially all matters submitted for a vote are determined by the affirmative vote, in person or by proxy, of holders of at least a majority of the outstanding voting units.

     Except for holders of our Series B preference units, each record holder of a limited partner interest has one vote per unit or other limited partner interest, according to his percentage interest in us. However, our partnership agreement does not restrict our general partner from issuing limited partner interests having special or superior voting rights. Our Series B preference units do not have voting rights.

INDEMNIFICATION

     Our partnership agreement provides that we:

     - will indemnify our general partner, any Departing Partner and any person who is or was an officer, director or other representative of our general partner, any Departing Partner or us, to the fullest extent permitted by law, and

     - may indemnify, to the fullest extent permitted by law, (1) any person who is or was an affiliate of our general partner, any Departing Partner or us, (2) any person who is or was an employee, partner, agent or trustee of our general partner, any Departing Partner, us or any such affiliate, or (3) any person who is or was serving at our request as an officer, director, employee, partner, member, agent or other representative of another corporation, partnership, joint venture, trust, committee or other enterprise;

(each, as well as any employee, partner, agent or other representative of our general partner, any Departing Partner, us or any of their affiliates, an "Indemnitee") from and against any and all claims, damages, expenses and fines, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (1) our general partner, Departing Partner, us or an affiliate of either, (2) an officer, director, employee, partner, agent, trustee or other representative of our general partner, any Departing Partner, us or any of their affiliates or (3) a person serving at our request in any other entity in a similar capacity. Indemnification will be conditioned on the determination that, in each case, the Indemnitee acted in good faith, in a manner which such Indemnitee believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.

     The above provisions may result in indemnification of Indemnitees for negligent acts, and may include indemnification for liabilities under the Securities Act. We have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Any indemnification under these provisions will be only out of our assets. We are authorized to purchase (or to reimburse our general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with our activities, whether or not we would have the power to indemnify such person against such liabilities under the provisions described above.

GENERAL PARTNER EXPENSES

     Our general partner will be reimbursed for its direct and indirect expenses incurred on our behalf on a monthly or other appropriate basis as provided for in our partnership agreement, including, without limitation, expenses allocated to our general partner by its affiliates and payments made by our general partner to El Paso Corporation and its affiliates pursuant to the management agreement.

REDEMPTION OF SERIES B PREFERENCE UNITS

     We have the right, at any time, to redeem any or all of the outstanding Series B preference units for an amount equal to the face value ($1,000) of each Series B preference unit redeemed, plus all unpaid accretions in respect of each Series B preference unit redeemed through the date of redemption.

     In addition, if our general partner and its affiliates own more than 85% of the outstanding Series B preference units, our general partner will have the right to acquire all of the outstanding Series B preference units for the fair value of those Series B preference units, as determined reasonably and in good faith by the board of directors of our general partner.

LIMITED LIABILITY

     Assuming that a limited partner does not take part in the control of our business, and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under Delaware law will be limited, subject to certain possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units or other limited partner interests plus his share of any of our undistributed profits and assets.

TERMINATION, DISSOLUTION AND LIQUIDATION

     Our partnership existence will continue until December 31, 2043, unless sooner terminated pursuant to our partnership agreement. We will be dissolved upon any of the following:

     - our general partner's election to dissolve us, if approved by the holders of at least 66 2/3% of the outstanding voting units;

     - the sale, exchange or other disposition of all or substantially all of our assets and properties;

     - bankruptcy or dissolution of our general partner; or

     - withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner (other than by reason of transfer in accordance with our partnership agreement or withdrawal or removal following approval of a successor).

Notwithstanding the foregoing, we will not be dissolved if within 90 days after such event our partners agree in writing to continue our business and to the appointment, effective as of the date of such event, of a successor general partner.

     Upon a dissolution pursuant to the third or fourth bullet above, the holders of at least 66 2/3% of the outstanding voting units may also elect, within certain time limitations, to reconstitute and continue our business on the same terms and conditions set forth in our partnership agreement by forming a new limited partnership on terms identical to those set forth in our partnership agreement and having as a general partner an entity approved by the holders of at least 66 2/3% of the outstanding voting units, subject to our receipt of an opinion of counsel that such reconstitution, continuation and approval will not result in the loss of the limited liability of our limited partners or cause us, the reconstituted limited partnership or our subsidiaries to be taxable as a corporation or otherwise subject to taxation as an entity for federal income tax purposes.

     Upon our dissolution, unless we are reconstituted and continue as a new limited partnership, a liquidator will liquidate our assets and apply the proceeds of the liquidation in the order of priority set forth in our partnership agreement. The liquidator may defer liquidation or distribution of our assets and/or distribute assets to partners in kind if it determines that a sale or other disposition of our assets would be unsuitable.

                           INCOME TAX CONSIDERATIONS

     The tax consequences to you of an investment in our limited partner interests will depend in part on your own tax circumstances. You should therefore consult your own tax advisor about the federal, state, local and foreign tax consequences to you of an investment in our limited partner interests.

     This section is a summary of material tax considerations that may be relevant to you and, to the extent set forth below under "-- Legal Opinions and Advice," expresses the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to us and our general partner, insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly retroactively. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below.

     No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or unitholders. Moreover, the discussion focuses on limited partners who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, trusts, non-resident aliens or other limited partners subject to specialized tax treatment (such as tax-exempt institutions, foreign persons, individual retirement accounts, REITs or mutual funds). Accordingly, you should consult, and should depend on, your own tax advisor in analyzing the federal, state, local and foreign tax consequences peculiar to you of the ownership or disposition of units or other limited partner interests.

LEGAL OPINIONS AND ADVICE

     Our counsel is of the opinion that, based on the accuracy of the representations and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes (1) we will be treated as a partnership, and (2) owners of units or other limited partner interests (with certain exceptions, as described in "-- Limited Partner Status" below) will be treated as our partners. In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of our counsel.

     We have not requested and will not request a ruling from the IRS, and the IRS has made no determination, with respect to the foregoing issues or any other matter affecting us or unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Thus, no assurance can be provided that, if contested by the IRS, a court would agree with the opinions and statements set forth herein. Any such contest with the IRS may materially and adversely impact the market for our units or other limited partner interests and the prices at which they trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the limited partners and our general partner. Furthermore, no assurance can be given that our treatment or the treatment of an investment in us will not be significantly modified by future legislative or administrative changes or court decisions. Any such modification may or may not be retroactively applied.

     For the reasons hereinafter described, our counsel has not rendered an opinion with respect to the following specific federal income tax issues:

          (1) the treatment of a holder of units or other limited partner interests whose securities are loaned to a short seller to cover a short sale of those securities (see "-- Tax Treatment of Operations -- Treatment of Short Sales"),

          (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see "-- Disposition of Limited Partner Interests -- Allocations Between Transferors and Transferees"), and

          (3) whether our method for depreciating Section 743 adjustments is sustainable (see "-- Tax Treatment of Operations -- Section 754 Election").

TAX RATES

     The current maximum statutory income tax rate for individuals for 2002 is 38.6%. In general, net capital gains of an individual are subject to a maximum 20% tax rate if the asset giving rise to gain was held for more than 12 months at the time of disposition.

PARTNERSHIP STATUS

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest immediately before the distribution.

     We have not requested and will not request a ruling from the IRS, and the IRS has made no determination, as to our status as a partnership for federal income tax purposes. Instead we have relied on the opinion of our counsel that, based upon the Code, the Treasury Regulations thereunder, published revenue rulings and court decisions, we will be classified as a partnership for federal income tax purposes.

     In rendering its opinion, our counsel has relied on certain factual representations made by us and our general partner. Such factual matters are as follows:

     - We will not elect to be treated as an association or corporation;

     - We will be operated in accordance with (1) all applicable partnership statutes, (2) our partnership agreement, and (3) the description thereof in this base prospectus;

     - For each taxable year, more than 90% of our gross income will be income from sources that our counsel has opined or may opine is "qualifying income" within the meaning of Section 7704(d) of the Code;

     - Prior to January 1, 1997 our general partner had at all times while acting as our general partner either (1) in the aggregate as a general and limited partner at least a 20% interest in the capital and 19% of our outstanding units and was acting for its own account and not as a mere agent of the limited partners, or (2) assets (excluding any interest in, or notes or receivables due from, us or our operating subsidiaries), the fair market value of which exceed their liabilities by the amount of at least 5% of the fair market value of all partnership interests outstanding immediately after the initial public offering of preference units, plus 5% of any additional net capital contributions to us made after the initial public offering;

     - Prior to January 1, 1992, except as otherwise required by Section 704 of the Code, our general partner had an interest in each material item of our and our operating subsidiaries' income, gain, loss, deduction and credit equal to at least 1% at all times during our existence and the existence of our operating companies; and

     - Prior to January 1, 1992, our general partner acted independently of our limited partners.

     Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation and marketing, processing, production and development of, and exploration for, natural gas and crude oil, among other activities. Other types of qualifying income include interest (from other than a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. Based upon our representations and the representations of our general partner and a review of the applicable legal authorities, our counsel is of the opinion that at least 90% of our gross income will constitute qualifying income. We estimate that less than 10% of our gross income for each taxable year will not constitute qualifying income.

     If we fail to meet the Qualifying Income Exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery), we will be treated as if we had transferred all of our assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which we fail to meet the Qualifying Income Exception) in return for stock in that corporation, and then distributed that stock to our partners in liquidation of their interests in us. This contribution and liquidation should be tax-free to us and unitholders, so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

     If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the limited partners, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a limited partner would be treated as either taxable dividend income to the extent of our current or accumulated earnings and profits or in the absence of earnings and profits a nontaxable return of capital to the extent of the limited partner's tax basis in his units or other limited partner interests or taxable capital gain after the limited partner's tax basis in his units or other limited partner interests is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a limited partner's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units or other limited partner interests.

     The discussion below is based on the assumption that we will be classified as a partnership for federal income tax purposes.

LIMITED PARTNER STATUS

     Holders of our capital securities who have become our limited partners will be treated as our partners for federal income tax purposes. Our counsel is also of the opinion that (1) assignees who have executed and delivered transfer applications and are awaiting admission as limited partners and (2) holders whose units or other limited partner interests are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units or other limited partner interests will be treated as our partners for federal income tax purposes. As there is no direct authority addressing assignees of units or other limited partner interests who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, our counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units or other limited partner interests who does not execute and deliver a transfer application may not receive certain federal income tax information or reports furnished to record holders of units or other limited partner interests unless the units or other limited partner interests are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application with respect to such units or other limited partner interests.

     A beneficial owner of units or other limited partner interests whose securities have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such units or other limited partner interests for federal income tax purposes. See "-- Tax Treatment of Operations -- Treatment of Short Sales."

     Income, gain, deductions or losses would not appear to be reportable by a holder who is not a partner for federal income tax purposes, and any cash distributions received by such a holder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as our partners for federal income tax purposes.

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

TAX CONSEQUENCES OF LIMITED PARTNER INTEREST OWNERSHIP

  FLOW-THROUGH OF TAXABLE INCOME

     We will pay no federal income tax. Instead, each limited partner will be required to report on his income tax return his allocable share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a limited partner even if he has not received a cash distribution. Each limited partner will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year ending with or within the taxable year of the limited partner.

  TREATMENT OF PARTNERSHIP DISTRIBUTIONS

     Our distributions to a limited partner generally will not be taxable to him for federal income tax purposes to the extent of his tax basis in his units or other limited partner interests immediately before the distribution.

     Cash distributions in excess of a limited partner's tax basis generally will be considered to be gain from the sale or exchange of the units or other limited partner interests, taxable in accordance with the rules described under "-- Disposition of Limited Partner Interests" below. Any reduction in a limited partner's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that limited partner. To the extent that our distributions cause a limited partner's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See "-- Limitations on Deductibility of Partnership Losses."

     A decrease in a limited partner's percentage interest in us because of our issuance of additional units or other limited partner interests will decrease his share of our nonrecourse liabilities resulting in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a limited partner, regardless of his tax basis in his units or other limited partner interests, if the distribution reduces his share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items" both as defined in Section 751 of the Code (collectively, "Section 751 Assets"). To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the limited partner's realization of ordinary income under
Section 751(b) of the Code. This income will equal the excess of (1) the non-pro rata portion of the distribution over (2) the limited partner's tax basis for the share of the Section 751 Assets deemed relinquished in the exchange.

  BASIS OF UNITS

     A limited partner's initial tax basis for his units or other limited partner interests will be the amount he paid for the units or other limited partner interests plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased (but not below zero) by distributions from us to him, by his share of our losses, by any decrease in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing its taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. See "-- Disposition of Limited Partner Interests -- Recognition of Gain or Loss."

  LIMITATIONS ON DEDUCTIBILITY OF PARTNERSHIP LOSSES

     The deduction by a limited partner of his share of our losses will be limited to the tax basis in his units or other limited partner interests and, in the case of an individual limited partner or a corporate limited partner (if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), to the amount for which the limited partner is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A limited partner must recapture losses deducted in previous years to the extent that our distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a limited partner or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit or other limited partner interests, any gain recognized by a limited partner can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss (above such gain) previously suspended by the at risk or basis limitations is no longer utilizable.

     In general, a limited partner will be at risk to the extent of the tax basis of his units or other limited partner interests, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units or other limited partner interests if the lender of such borrowed funds owns an interest in us, is related to such a person or can look only to units or other limited partner interests for repayment. A limited partner's at risk amount will increase or decrease as the tax basis of his units or other limited partner interests increases or decreases other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

     The passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally, activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by us will only be available to offset future income generated by us and will not be available to offset income from other passive activities or investments, including other publicly-traded partnerships, or salary or active business income. Passive losses which are not deductible because they exceed a limited partner's income generated by us may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

     A limited partner's share of our net income may be offset by any suspended passive losses from us, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued which characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

  LIMITATIONS ON INTEREST DEDUCTIONS

     The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a limited partner's net passive income from us will be treated as investment income for this purpose. In addition, a limited partner's share of our portfolio income will be treated as investment income. Investment interest expense includes:

     - interest on indebtedness properly allocable to property held for investment;

     - our interest expense attributed to portfolio income; and

     - the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a limited partner's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit or other limited partner interest. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains
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

attributable to the disposition of property held for investment. The IRS has indicated that the net passive income earned by a publicly-traded partnership will be treated as investment income to its unitholders. In addition, a unitholder's share of our portfolio income will be treated as investment income.

ALLOCATION OF PARTNERSHIP INCOME, GAIN, LOSS AND DEDUCTION

     In general, if we have a net profit, items of income, gain, loss and deduction will be allocated among our general partner and the limited partners in accordance with their respective percentage interests in us. At any time that distributions are made to the preference units and not to the common units or other limited partner interests, or that incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of such distribution. If we have a net loss, items of income, gain, loss and deduction will generally be allocated first, to our general partner and the limited partners in accordance with their respective percentage interests to the extent of their positive capital accounts (as maintained under the partnership agreement) and, second, to our general partner.

     Specified items of our income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by our general partner or others, referred to in this discussion as "Contributed Property". The effect of these allocations to a limited partner will be essentially the same as if the tax basis of the Contributed Property were equal to its fair market value at the time of contribution. In addition, certain items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some limited partners. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

     Treasury Regulations provide that an allocation of items of partnership income, gain, loss or deduction, other than an allocation required by the Code to eliminate the difference between a partner's "book" capital account credited with the fair market value of Contributed Property and "tax" capital account credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in the partnership, which will be determined by taking into account all the facts and circumstances, including the partners' relative contributions to the partnership, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.

     Our counsel is of the opinion that, with the exception of the issues described in "-- Tax Consequences of Unit Ownership -- Section 754 Election" and "-- Disposition of Common Units -- Allocations between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a limited partner's distributive share of an item of income, gain, loss or deduction.

TAX TREATMENT OF OPERATIONS

  ACCOUNTING METHOD AND TAXABLE YEAR

     We use the year ending December 31 as our taxable year and have adopted the accrual method of accounting for federal income tax purposes. Each limited partner will be required to include in income his allocable share of partnership income, gain, loss and deduction for our taxable year ending within or with the taxable year of the limited partner. In addition, a limited partner who has a taxable year ending on a date other than December 31 and who disposes of all of his units or other limited partner interests following the close of our taxable year but before the close of his taxable year must include his allocable share of our income, gain, loss and deduction in income for his taxable year with the result that he will be required to report in income for his taxable year his distributive share of more than one year of our
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

income, gain, loss and deduction. See "-- Disposition of Limited Partner Interests -- Allocations Between Transferors and Transferees."

  INITIAL TAX BASIS, DEPRECIATION AND AMORTIZATION

     The tax basis of our various assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. Our assets initially have an aggregate tax basis equal to the consideration we paid for such assets or, with respect to assets we acquired upon our formation or by contribution, the tax basis of the assets in the possession of our general partner or other contributor immediately prior to our formation. The federal income tax burden associated with the difference between the fair market value of property contributed by our general partner or other contributor and the tax basis established for such property will be borne by our general partner or other contributor. See "-- Allocation of Partnership Income, Gain, Loss and Deduction."

     To the extent allowable, we may elect to use the depletion, depreciation and cost recovery methods that will result in the largest deductions in our early years. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property subsequently acquired or constructed by us may be depreciated using accelerated methods permitted by the Code.

     If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain determined by reference to the amount of depreciation previously deducted and the nature of the property may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to our property may be required to recapture such deductions as ordinary income upon a sale of his units or other limited partner interests. See
"-- Allocation of Partnership Income, Gain, Loss and Deduction" and
"-- Disposition of Limited Partner Interests -- Recognition of Gain or Loss."

     The costs incurred in promoting the issuance of units or other limited partner interests (i.e. syndication expenses) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. Under Treasury Regulations, underwriting discounts and commissions would be treated as a syndication costs.

  SECTION 754 ELECTION

     We have made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a unit or other limited partner interest purchaser's (other than a unit or other limited partner interest purchaser that purchases units or other limited partner interests directly from us) tax basis in our assets ("inside basis") pursuant to Section 743(b) of the Code to reflect his purchase price. The Section 743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in such assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

     If a partnership elects the remedial allocation method with respect to an item of partnership property (which we may do with respect to certain assets), Treasury regulations under Section 743 of the Code require that the portion of any Section 743(b) adjustment that is attributable to Section 704(c) built in gain must be depreciated over the remaining Section 168 cost recovery period for the Section 704(c) built in gain. Recently finalized Treasury Regulations under
Section 197 similarly require a portion of the Section 743(b) adjustment attributable to amortizable Section 197 intangibles to be amortized over the remaining amortization period for the Section 704(c) built in gain. These Regulations apply only to partnerships that have adopted the remedial allocation method with respect to an item of partnership property, which we may adopt with respect to certain assets. If a different method is adopted, the Section 743(b) adjustment attributable to property subject to cost recovery deductions under
Section 168 or amortization under Section 197 must be taken into account as if it were newly-purchased property placed in service when the transfer giving rise to the Section 743(b) adjustment occurs. Regardless of the
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

method adopted under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Although the regulations under Section 743 likely eliminated many of the problems, the depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment may differ from the methods and useful lives generally used to depreciate the common basis in such properties. Pursuant to our partnership agreement, we are authorized to adopt a convention to preserve the uniformity of units or other limited partner interests even if that convention is not consistent with Treasury Regulation Section 1.167(c)-1(a)(6). See "-- Uniformity of Limited Partner Interests."

     Although our counsel is unable to opine as to the validity of this approach, we depreciate and amortize the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property (to the extent of any unamortized 704(c) built in gain using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property that preserves the uniformity of common units, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method of amortizing and depreciating the Section 743(b) adjustment may be inconsistent with the Treasury Regulations. To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized 704(c) built in gain, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that such position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring units or other limited partner interests in the same month would receive depreciation or amortization, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This might affect the uniformity of common units. As a result, this aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain unitholders. See "-- Uniformity of Limited Partner Interests."

     The allocation of the Section 743(b) adjustment must be made in accordance with the Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by us to goodwill which, as an intangible asset, would be amortizable over a longer period of time than some of our tangible assets.

     A Section 754 election is advantageous if the transferee's tax basis in his units or other limited partner interests is higher than such securities' share of the aggregate tax basis of our assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in his share of our assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in such units or other limited partner interests is lower than such security's share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units or other limited partner interests may be affected either favorably or adversely by the election.

     The calculations involved in the Section 754 election are complex and will be made by us on the basis of certain assumptions as to the value of our assets and other matters. There is no assurance that the determinations made by us will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If such permission is granted, a subsequent purchaser of units or other limited partner interests may be allocated more income than he would have been allocated had the election not been revoked.

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

  ALTERNATIVE MINIMUM TAX

     Each limited partner will be required to take into account his distributive share of any items of our income, gain, deduction or loss for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective limited partners should consult with their tax advisors as to the impact of an investment in units or other limited partner interests on their liability for the alternative minimum tax.

  VALUATION OF PARTNERSHIP PROPERTY AND BASIS OF PROPERTIES

     The federal income tax consequences of the ownership and disposition of units or other limited partner interests will depend in part on our estimates of the relative fair market values of our assets. Although we may from time to time consult with professional appraisers with respect to valuation matters, many of the relative fair market value estimates will be made by us. These estimates are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value are subsequently found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by limited partners might change, and limited partners might be required to adjust their tax liability for prior years.

  TREATMENT OF SHORT SALES

     A limited partner whose units or other limited partner interests are loaned to a "short seller" to cover a short sale of units or other limited partner interests may be considered as having disposed of ownership of those securities. If so, he would no longer be a partner with respect to those securities during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any of our income, gain, deduction or loss with respect to those securities would not be reportable by the limited partner, any cash distributions received by the limited partner with respect to those securities would be fully taxable and all of such distributions would appear to be treated as ordinary income. Limited partners desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units or other limited partner interests. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. See also "-- Disposition of Limited Partner Interests -- Recognition of Gain or Loss."

DISPOSITION OF LIMITED PARTNER INTERESTS

  RECOGNITION OF GAIN OR LOSS

     Gain or loss will be recognized on a sale of units or other limited partner interests equal to the difference between the amount realized and the limited partner's tax basis for the units or other limited partner interests sold. A limited partner's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of our nonrecourse liabilities. Because the amount realized includes a limited partner's share of our nonrecourse liabilities, the gain recognized on the sale of units or other limited partner interests could result in a tax liability in excess of any cash received from such sale.

     Prior distributions by us in excess of cumulative net taxable income in respect of a unit or other limited partner interest which decreased a limited partner's tax basis in such unit or other limited partner interest will, in effect, become taxable income if the unit or other limited partner interest is sold at a price greater than the limited partner's tax basis in such unit or other limited partner interest, even if the price is less than his original cost.

     Should the IRS successfully contest the convention used by us to amortize only a portion of the Section 743(b) adjustment (described under "-- Tax Treatment of Operations -- Section 754 Election") attributable to an amortizable
Section 197 intangible after a sale by our general partner of units or other limited partner interests, a limited partner could realize additional gain from the sale of units or other limited partner interests than had such convention been respected. In that case, the limited partner may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to him of greater overall taxable income than appropriate. Our counsel is unable to opine as to the validity of the convention but believes such a contest by the IRS to be unlikely because a successful contest could result in substantial additional deductions to other limited partners.

     Except as noted below, gain or loss recognized by a limited partner, other than a "dealer" in units or other limited partner interests, on the sale or exchange of a unit or other limited partner interest held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized on the sale of units or other limited partner interests held for more than 12 months will generally be taxed at a maximum rate of 20%. The Treasury Regulations under Section 1(h) of the Code generally provide that a portion of the capital gain that a limited partner realizes upon the sale or exchange of a unit or other limited partner interest may be subject to a maximum tax rate of 25% (instead of 20%) to the extent attributable to prior depreciation claimed on real property. This depreciation is referred to as "unrecaptured Section 1250 gain." A portion of this gain or loss (which could be substantial), however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by us. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the unit or other limited partner interest and may be recognized even if there is a net taxable loss realized on the sale of the unit or other limited partner interest. Thus, a limited partner may recognize both ordinary income and a capital loss upon a disposition of units or other limited partner interests. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which is based upon the relative fair market values of the interest sold and the interest retained. Although the ruling is unclear as to how the holding period of the interests is to be determined once they are combined, recently finalized Treasury Regulations make it clear that this ruling applies to publicly traded partnerships such as us, but allow a selling limited partner who can identify common units transferred with an identifiable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a limited partner will be unable to select high or low basis units or other limited partner interests to sell as would be the case with corporate stock, but, according to the Treasury Regulations under Section 1223 of the Code, may designate specific common units sold for purposes of determining the holding period of units transferred. A limited partner electing to use the actual holding period of common units transferred must use that identification method for all subsequent sales or exchanges of common units. A limited partner considering the purchase of additional units or other limited partner interests or a sale of units or other limited partner interests purchased in separate transactions should consult his own tax advisor as to the possible consequences of this ruling and the application of the Treasury Regulations.

     Some provisions of the Code affect the taxation of certain financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest (one in which gain would be recognized if it were sold, assigned or terminated at its fair market value) if the taxpayer or related persons enters into

     - a short sale,

     - an offsetting notional principal contract, or

     - a futures or forward contract with respect to the partnership interest or substantially identical property.
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

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold such position if the taxpayer or related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES

     In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the limited partners in proportion to the number of units or other limited partner interests owned by each of them as of the opening of the NYSE on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the limited partners on the Allocation Date in the month in which that gain or loss is recognized. As a result, a limited partner transferring units or other limited partner interests may be allocated income, gain, loss and deduction accrued after the date of transfer.

     The use of this method may not be permitted under existing Treasury Regulations. Accordingly, our counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of units or other limited partner interests. If this method is not allowed under the Treasury Regulations or only applies to transfers of less than all of the limited partner's interest, our taxable income or losses might be reallocated among the limited partners. We are authorized to revise our method of allocation between transferors and transferees as well as among partners whose interests otherwise vary during a taxable period to conform to a method permitted under future Treasury Regulations.

     A limited partner who owns units or other limited partner interests at any time during a quarter and who disposes of those securities prior to the record date set for a cash distribution with respect to such quarter will be allocated items of our income, gain, loss and deductions attributable to such quarter but will not be entitled to receive that cash distribution.

  NOTIFICATION REQUIREMENTS

     A limited partner who sells or exchanges units or other limited partner interests is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a unit or other limited partner interest will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that set forth the amount of the consideration received for the unit or other limited partner interest that is allocated to goodwill or going concern value of ours. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

  CONSTRUCTIVE TERMINATION

     We will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination will result in the closing of our taxable year for all limited partners. In the case of a limited partner reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months' taxable income or the inability to include our results in his taxable income for the year of termination. New tax elections required to be made by us, including a new election under Section 754 of the Code, must be made subsequent to a termination, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted prior to the termination.

  ENTITY-LEVEL COLLECTIONS

     If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any limited partner or our general partner or any former limited partner, we are authorized to pay those taxes from our funds. Such payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to current limited partners. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units or other limited partner interests and to adjust subsequent distributions, so that after giving effect to such distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

UNIFORMITY OF LIMITED PARTNER INTERESTS

     Because we cannot match transferors and transferees of units or other limited partner interests, we must maintain uniformity of the economic and tax characteristics of the units or other limited partner interests to a purchaser of such securities. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units or other limited partner interests. See "-- Tax Treatment of Operations -- Section 754 Election."

     Consistent with Treasury Regulations promulgated under Section 743 of the Internal Revenue Code, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property or adjusted property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the newly adopted regulations under Section 743 but despite its inconsistency with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets). See "-- Tax Treatment of Operations -- Section 754 Election." To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Regulations and legislative history. If we determine that such a position cannot reasonably be taken, we may adopt a depreciation and amortization convention under which all purchasers acquiring units or other limited partner interests in the same month would receive depreciation and amortization deductions, whether attributable to common basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in our property. If this aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to certain limited partners and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. We will not adopt this convention if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the limited partners. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any units or other limited partner interests that would not have a material adverse effect on the limited partners. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If such a challenge were sustained, the uniformity of units or other limited partner interests might be affected, and the gain from the sale of units or other limited partner interests might be increased without the benefit of additional deductions. See "-- Disposition of Limited Partner Interests -- Recognition of Gain or Loss."

TAX EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS

     Ownership of units or other limited partner interests by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts ("IRAs") and other retirement plans) are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a unit or other limited partner interest will be unrelated business taxable income and thus will be taxable to such a limited partner.

     A regulated investment partnership or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. We do not anticipate that any significant amount of our gross income will include that type of income.

     Non-resident aliens and foreign corporations, trusts or estates which hold units or other limited partner interests will be considered to be engaged in business in the U.S. on account of ownership of units or other limited partner interests. As a consequence they will be required to file federal tax returns in respect of their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to deduct withholding tax on the portion of the partnership's income which is effectively connected with the conduct of a U.S. trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, we will withhold taxes at the highest marginal rate applicable to individuals at the time of distribution (currently at the rate of 38.6%) on actual cash distributions made quarterly to foreign limited partners. Each foreign limited partner must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent on a Form W-8BEN in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures. We have the right to redeem units or other limited partner interests held by certain non-U.S. residents or holders otherwise not qualified to become one of our limited partners.

     Because a foreign corporation which owns units or other limited partner interests will be treated as engaged in a U.S. trade or business, such a corporation may be subject to U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our income and gain (as adjusted for changes in the foreign corporation's "U.S. net equity") which are effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country with respect to which the foreign corporate limited partner is a "qualified resident." In addition, such a limited partner is subject to special information reporting requirements under Section 6038C of the Code.

     The IRS has ruled that a foreign limited partner who sells or otherwise disposes of a unit or other limited partner interest will be subject to federal income tax on gain realized on the disposition of the unit or other limited partner interest to the extent that the gain is effectively connected with a U.S. trade or business of the foreign limited partner. Apart from the application of that ruling, a foreign limited partner will not be taxed or subject to withholding upon the disposition of a unit or other limited partner interest if that foreign limited partner has held less than 5% in value of the units or other limited partner interests during the five-year period ending on the date of the disposition and if the units or other limited partner interests are regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

  PARTNERSHIP INFORMATION RETURNS AND AUDIT PROCEDURES

     We intend to furnish to each limited partner, within 90 days after the close of each calendar year, certain tax information, including a substitute Schedule K-1, which sets forth each limited partner's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the limited partner's share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result which conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. We cannot assure prospective limited partners that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of the units or other limited partner interests.

     The federal income tax information returns filed by us may be audited by the IRS. Adjustments resulting from any such audit may require each limited partner to adjust a prior year's tax liability, and possibly may result in an audit of the limited partner's own return. Any audit of a limited partner's return could result in adjustments of non-partnership as well as partnership items.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement appoints our general partner as our Tax Matters Partner.

     The Tax Matters Partner has made and will make certain elections on our behalf and on behalf of the limited partners and can extend the statute of limitations for assessment of tax deficiencies against limited partners with respect to our items. The Tax Matters Partner may bind a limited partner with less than a 1% profits interest in us to a settlement with the IRS unless that limited partner elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the limited partners are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any limited partner having at least a 1% interest in our profits and by the limited partners having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each limited partner with an interest in the outcome may participate. However, if we elect to be treated as a large partnership, a partner will not have the right to participate in settlement conferences with the IRS or to seek a refund.

     A limited partner must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a limited partner to substantial penalties. However, if we elect to be treated as a large partnership, our partners would be required to treat all of our items in a manner consistent with our return.

  NOMINEE REPORTING

     Persons who hold an interest in us as a nominee for another person are required to furnish to us (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity; (c) the amount and description of units or other limited partner interests held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and certain information on units or other limited partner interests they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report such information to us. The nominee is required to supply the beneficial owner of the units or other limited partner interests with the information furnished to us.

  REGISTRATION AS A TAX SHELTER

     The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, our general partner, as our principal organizer, has registered us as a tax shelter with the Secretary of the Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. The IRS has issued the following shelter registration number to us: 93084000079. We must furnish the registration number to the limited partners, and a limited partner who sells or otherwise transfers a unit or other limited partner interest in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit or other limited partner interest to furnish the registration number to the transferee is $100 for each such failure. The limited partners must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by us is claimed or income of ours is included. A limited partner who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed herein are not deductible for federal income tax purposes.

  ACCURACY-RELATED PENALTIES

     An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of certain listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return

     - with respect to which there is, or was, "substantial authority" or

     - as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return.

Certain more stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of our income, gain, loss or deduction included in the distributive shares of limited partners might result in such an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on its return. In addition, we will make a reasonable effort to furnish sufficient information for limited partners to make adequate disclosure on their returns to avoid liability for this penalty.

     A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

  STATE, LOCAL AND OTHER TAX CONSIDERATIONS

     In addition to federal income taxes, limited partners will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective limited partner should consider their potential impact on his investment in our units or other limited partner interests. We will own property and conduct business in Texas, Alabama, Louisiana, Mississippi and New Mexico; among other places. Of those, only Texas does not currently impose a personal income tax. A limited partner will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, we have no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a limited partner who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular limited partner's income tax liability to the state, generally does not relieve the non-resident limited partner from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to limited partners for purposes of determining the amounts distributed by us. See "-- Disposition of Limited Partner Interests -- Entity-Level Collections." Based on current law and its estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

     It is the responsibility of each limited partner to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in our units or other limited partner interests. Accordingly, each prospective limited partner should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each limited partner to file all state and local, as well as U.S. federal, tax returns that may be required of such limited partner. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our units or other limited partner interests.

TAX CONSEQUENCES OF OWNERSHIP OF DEBT SECURITIES

     A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering of debt securities.

                      INVESTMENT BY EMPLOYEE BENEFIT PLANS

     An investment in us by an employee benefit plan is subject to certain additional considerations because persons with discretionary control of assets of such plans (a "fiduciary") are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and transactions are subject to restrictions imposed by Section 4975 of the Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, Simplified Employee Pension Plans, and tax deferred annuities or Individual Retirement Accounts ("IRAs") established or maintained for employees by an employer or employee organization. Among other things, consideration should be given to (1) whether such investment is prudent under Section 404(a)(1)(B) of ERISA, (2) whether in making such investment such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA, and
(3) whether such investment will result in recognition of unrelated business taxable income by such plan. See "Income Tax Considerations -- Tax Exempt Organizations and Certain Other Investors." Fiduciaries should determine whether an investment in us is authorized by the appropriate governing instrument and is an appropriate investment for such plan.

     In addition, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our assets would be considered "plan assets," our general partner would be considered a fiduciary of such plan and we would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code. Section 406 of ERISA and Section 4975 of the Code (which also applies to IRAs that are not considered part of an employee benefit plan; i.e., IRAs established or maintained by individuals other than an employer or employee organization) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties who are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan. If our assets were deemed to be "plan assets" and our general partner was thus considered a fiduciary of a plan, any decisions involving our assets would be subject to the prudency and diversification standard set forth in the preceding paragraph, as well as the trust requirements of ERISA.

     Under Department of Labor regulations the assets of an entity in which employee benefit plans acquire equity interests would not be deemed "plan assets" if, among other things, (1) the equity interests acquired by employee benefit plans are publicly offered securities -- i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities law, (2) the entity is an "operating company" -- i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital, or (3) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above, and by IRAs and other employee benefit plans not subject to ERISA (such as governmental or church plans). Our assets are not expected to be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (1) above, and may also satisfy the requirements in (2) and (3).

                              PLAN OF DISTRIBUTION

     We may sell the capital securities representing limited partner interests and debt securities described in this base prospectus and any prospectus supplement to one or more underwriters for public offering and sale, or we may sell the securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of these securities will be named in the applicable prospectus supplement.

BY UNDERWRITERS

     Underwriters may offer and sell these securities at fixed prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may authorize underwriters acting as our agents to offer and sell these securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of these securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. Dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     If a prospectus supplement so indicates, the underwriters engaged in an offering of these securities may engage in transactions that stabilize, maintain or otherwise affect the market price of these securities at levels above those that might otherwise prevail in the open market. Specifically, the underwriters may over-allot in connection with the offering creating a short position in these securities for their own account. For the purposes of covering a syndicate short position or pegging, fixing or maintaining the price of these securities, the underwriters may place bids for these securities or effect purchases of these securities in the open market. A syndicate short position may also be covered by exercise of an over-allotment option, if one is granted to the underwriters. Finally, the underwriters may impose a penalty bid on certain underwriters and dealers. This means that the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. The underwriters will not be required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

DIRECT SALES

     These securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

BY AGENTS

     These securities may also be sold through agents designated by us. The agents agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

GENERAL INFORMATION

     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of these securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of these securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against the contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If a prospectus supplement so indicates, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase these securities to which such prospectus supplement relates, providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount that may be purchased by any such institutional investor or on the number of these securities that may be sold pursuant to such arrangements. Institutional investors include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as we may approve. The obligations of the purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (1) the purchase by an institution of the securities shall not be prohibited under the applicable laws of any jurisdiction in the United States and (2) if these securities are being sold to underwriters, we shall have sold to such underwriters the total number of such securities less the number thereof covered by such arrangements. Agents, dealers or underwriters will not have any responsibility in respect of the validity of such arrangements or our performance or such institutional investors thereunder.

     Certain of the underwriters, agents and their affiliates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the capital securities representing limited partner interests and debt securities being offered and certain tax matters will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Houston, Texas. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

                                    EXPERTS

     The consolidated financial statements of El Paso Energy Partners, L.P., Deepwater Holdings, L.L.C., Neptune Pipeline Company, L.L.C., VK -- Deepwater Gathering Company, L.L.C. and Crystal Holding, L.L.C., and the financial statements of Manta Ray Gathering Company, L.L.C., Ewing Bank Gathering Company, L.L.C., El Paso Energy Partners Operating Company, L.L.C., VK -- Main Pass Gathering Company, L.L.C., El Paso Energy Partners Deepwater, L.L.C., Delos Offshore Company, L.L.C., Flextrend Development Company, L.L.C., El Paso Energy Partners Oil Transport, L.L.C., Poseidon Pipeline Company, L.L.C. and Green Canyon Pipeline Company, L.P., each of which is incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2000, and the consolidated balance sheet of El Paso Energy Partners Company and the financial statements of El Paso Energy Partners Finance Corporation, each of which is incorporated in this prospectus by reference to our Current Report on Form 8-K filed on August 28, 2001, have all been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Poseidon Oil Pipeline Company, L.L.C., incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2000, has been so incorporated in reliance on the report of Arthur Andersen LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Information derived from the report of Netherland, Sewell & Associates, Inc., independent petroleum engineers, with respect to our estimated oil and natural gas reserves incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2000, has been so incorporated in reliance on the authority of said firm as experts with respect to such matters contained in their report.

--------------------------------------------------------------------------------



                          UP TO 8,329,679 COMMON UNITS





                         GULFTERRA ENERGY PARTNERS, L.P.




                     (GULFTERRA ENERGY PARTNERS, L.P. LOGO)





                                 ---------------

                              PROSPECTUS SUPPLEMENT

                                 AUGUST 26, 2003

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